ASSET PURCHASE AGREEMENT

by and among

FERREIRA POWER SOUTH, LLC,

ORBITAL POWER INC., and

ORBITAL INFRASTRUCTURE GROUP, INC.

Dated as of June ___, 2023

TABLE OF CONTENTS

Page

Schedules

Exhibits

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of June ___, 2023, is by and among (i) Ferreira Power South, LLC, a Florida limited liability company ("Purchaser"), (ii) Orbital Power, Inc., a Texas corporation ("OPI"), and (iii) Orbital Infrastructure Group, Inc., a Texas corporation ("OIG" and collectively with OPI, the "Sellers"). Purchaser and Sellers, where context so requires, are each referred to in this Agreement as a "Party" and, collectively, as the "Parties."

WITNESSETH:

WHEREAS, OPI owns the Purchased Assets, as such term is defined herein;

WHEREAS, OPI desires to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from OPI, all of the right, title and interest of OPI in said Purchased Assets as set forth herein; and

WHEREAS, capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to such terms on Exhibit A hereto or set forth in the body herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and in reliance upon the undertakings, representations, warranties and indemnities contained herein, the parties hereto hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

Section 1.1 Purchase and Sale.

(a) Purchase Price. For and in consideration of the sale, conveyance and assignment of the Purchased Assets described herein Purchaser agrees to furnish to OPI, and OPI agrees to accept from Purchaser, aggregate consideration with a value at Closing equal to Ten ($10.00), together with the assumption of certain liabilities as set forth herein, (the "Purchase Price") plus the assumption of the Assumed Liabilities.

(b) Purchased Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, OPI shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from OPI, all of the assets, properties and rights of every kind, nature, character and description, relating to, used, or held for use in OPI's business (directly or indirectly, in whole or in part), whether real, personal, or mixed, whether tangible or intangible, whether accrued, contingent, or otherwise, in existence on the Effective Date and any additions thereto on or before the Closing Date, whether or not carried on the books and records of OPI, and wherever located, including all of OPI's right, title and interest in and to the assets relating to, used, or held for use in OPI's business described below, but in each case excluding all Excluded Assets free and clear of all liens (collectively, the "Purchased Assets"):

(i) All machinery, mobile or otherwise, equipment, vehicles, fittings, tools, furniture and furnishings, and other tangible movable property located any project

site, leased property or purchased by OPI, including assets temporarily off-site for repair or other purposes or being shipped to OPI or the project site and including the property listed or described in Section 1.1(b)(i) of the Sellers' Disclosure Schedules (collectively, the "Tangible Personal Property");

(ii) All Inventory, including the Inventory listed or described in Section 1.1(b)(ii) of the Sellers' Disclosure Schedules (the "Purchased Inventory");

(iii) The contracts listed or described in Section 1.1(b)(iii) of the Sellers' Disclosure Schedules (the "Purchased Contracts");

(iv) All Permits, including those listed or described in Section 1.1(b)(iv) of the Sellers' Disclosure Schedules (the "Purchased Permits"), to the extent legally transferable by sale;

(v) All books, records, documents, drawings, reports, data, and safety, instruction and/or maintenance manuals relating to the Purchased Assets, including (i) Environmental logs, data sheets, studies, reports, and records, including correspondence received by or sent to Governmental Authorities; (ii) Permit records and files; emergency, accident, incident, safety and inspection reports and records that are not covered by the attorney-client privilege; (iii) operating, maintenance, and repair logs, data sheets, reports and records; (iv) vendor lists and vendor purchase orders and records; (v) engineering design and construction drawings and plans, including as-built drawings; (vi) blueprints; (vii) specifications; (viii) records, plans, reports, and drawings relating to any leased property and (ix) any information and data (in electronic form where applicable) necessary to enable parallel migration to Purchaser's information systems;

(vi) All unexpired warranties, indemnities, and guarantees from manufacturers, contractors, architects, engineers, consultants, suppliers and other third parties, including the warranties and guarantees listed or described in Section 1.1(b)(vi) of the Sellers' Disclosure Schedules (the "Warranties");

(vii) All claims or causes of action against any third parties, including indemnification claims, contribution claims, warranty claims, and claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, other than the claims or causes of action relating to pre-Closing Date periods that are listed or described in Section 1.1(b)(vii) of the Sellers' Disclosure Schedules;

(viii) All advance payments, prepayments, prepaid expenses, deposits or the like that are listed or described in Section 1.1(b)(viii) of the Sellers' Disclosure Schedules (collectively, the "Prepaid Items");

(ix) All computer programs and other software, know-how, domain names, websites, source and object codes, and all data used by OPI;

(x) Except for the Excluded Assets, all other assets, properties, rights and interests of OPI of every kind, nature, and description, whether tangible or intangible, real, personal, or mixed, accrued, contingent or otherwise, and wherever situated, relating to,

used, or held for use in the business or for any leased property located at any job site directly or indirectly, in whole or in part, in existence on the Effective Date and, subject to the other terms hereof, any additions thereto on or before the Closing Date, whether or not carried on the books and records of OPI;

(xi) Cash, cash equivalents, bank deposits, security deposits, accounts and Accounts Receivable, notes receivable, trade or otherwise, including any posted collateral, advance payments, prepayments, prepaid expenses, deposits or the like including, but not limited to all amounts held in the following bank accounts described in Section 2.30 of the Sellers' Disclosure Schedules; and

(xii) Any affirmative collection claims relating to pre-Closing Date periods that are listed or described in Section 1.1(b)(xii) of the Sellers' Disclosure Schedules.

(c) Excluded Assets. Nothing in this Agreement shall constitute or be construed as conferring on Purchaser, and Purchaser shall not be entitled or required to purchase or acquire, any right, title or interest in, to or under the following assets, interests, properties, rights, licenses or contracts (the "Excluded Assets"):

(i) Any of the assets, properties, rights or interests, owned, used, occupied or held by or for the benefit of Sellers that are listed or described in Section 1.1(c)(i) of the Sellers' Disclosure Schedules;

(ii) The rights of Sellers under, and any funds and property held in trust or any other funding vehicle pursuant to, (i) any Employee Pension Benefit Plan or Employee Welfare Benefit Plan or other Employee or benefit records, (ii) any other severance pay, stay pay, salary continuation, bonus, incentive, stock option or other equity-based, retirement or early retirement, pension, profit sharing, deferred compensation, welfare, vacation/holiday plans, contracts, programs, funds or similar arrangements, and (iii) all other employee fringe or other benefit plans, contracts, programs, funds or similar arrangements, whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic adopted, maintained, sponsored, contributed to or made available for the benefit of Employees or former Employees and/or with respect to which Sellers or any Affiliate of Sellers has any ongoing obligation or actual or potential ongoing liability whatsoever (all of the above being hereinafter referred to individually as an "Employee Plan" and collectively as the "Employee Plans"), and in particular, but without limitation, neither Purchaser nor any of its affiliates shall be deemed to have assumed any Employee Plan by reason of any provision of this Agreement;

(iii) Except to the extent they constitute Purchased Assets, books and records of Sellers, including Sellers' minute books, certificates of incorporation and other corporate governance documents, ledgers and company seal;

(iv) All refunds or credits, if any, including any employee retention credit, of Taxes due to or from Sellers to the extent provided hereunder;

(v) Any contract, agreement, arrangement or commitment of any nature in respect of any intercompany transaction between Sellers, on the one hand, and any of Sellers' affiliates or OIG, on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances, or the like (collectively, the "Intercompany Arrangements");

(vi) any prepaid insurance, interest, utilities, or rent accrued to the benefit of Sellers as of the Closing Date; and

(vii) Any contract not expressly included as a Purchased Asset.

(d) Assumption of Liabilities. Upon the Closing, Purchaser shall assume, and shall thereafter pay, perform and discharge as and when due, (i) all liabilities and obligations under the Purchased Contracts, solely to the extent allocable to any period on or after the Closing Date and not resulting from any breach, default, waiver, or extension by Sellers, and (ii) all obligations and liabilities relating to OPI's trade creditors and vendors as set forth in Section 1.1(d) of the Sellers' Disclosure Schedules (collectively, the "Assumed Liabilities").

(e) Excluded Liabilities. Except for Assumed Liabilities, Sellers shall retain, and Purchaser shall not assume or be obligated to pay, perform or otherwise discharge or be responsible or liable with respect to, any liabilities or obligations of Sellers, or any of their respective present or former owners or operators, whether or not of, associated with, or arising from, any of the Purchased Assets, and whether fixed, contingent or otherwise, known or unknown (collectively, the "Excluded Liabilities"), including the following:

(i) Any liabilities or obligations relating to, based in whole or in part on events, circumstances or conditions, including Environmental Conditions, Environmental Liabilities, or Environmental Claims, occurring or existing in connection with, or arising out of, the business as operated prior to the Closing Date, or the development, design, engineering, procurement, construction, installation, ownership, possession, use, operation, repair or maintenance of the Project or any of the Purchased Assets, including the project site, before the Closing Date, or the sale or other disposition prior to the Closing Date of any capacity of or energy from the Project or any of the Purchased Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with OPI's business or the Purchased Assets) on or prior to the Closing Date;

(ii) Any liabilities or obligations of Sellers to the extent relating to any Excluded Assets or other assets which are not Purchased Assets and the ownership, operation and conduct of any business in connection therewith or therefrom, including any amounts due from Sellers under or arising from (i) any OPI Contracts other than the Purchased Contracts, (ii) any Intercompany Arrangements, (iii) any liability or obligation of Sellers as a guarantor of or provider of credit support with respect to a liability or obligation of another or as an indemnitor under a Contract in which Sellers or an Affiliate of Sellers has sold or otherwise conveyed rights or assets to another Person prior to the

Closing, or (iv) Sellers' obligations under this Agreement, any Transaction Document and any document or instrument executed in connection herewith or therewith;

(iii) Any liabilities or obligations of Sellers in respect any Taxes for which Sellers is liable and any Taxes attributable to the purchase, sale, ownership, operation or use of any of the Purchased Assets on or prior to the Closing Date (or any other assets, properties, rights or interests associated, at any time on or prior to the Closing Date), except for Taxes for which Purchaser is expressly liable pursuant to this Agreement, any Transaction Document and any document or instrument executed in connection herewith or therewith;

(iv) Any liabilities or obligations arising on or prior to the Closing Date from the breach by Sellers of, or default by Sellers under, or waiver or extension given by or to Sellers with respect to the performance of any term, covenant or provision of any of the Purchased Contracts that would have been, but for such breach, default, waiver or extension, paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach, default, waiver or extension;

(v) Any liabilities or obligations, including fines, penalties or costs imposed by a Governmental Authority and the costs of any associated defense or response, with respect to any of the Purchased Assets or any Employee or former Employee resulting from (i) an investigation, claim, action, proceeding, request for information or inspection before or by a Governmental Authority, whether pending or commencing on, prior to or after the Closing Date (and including Environmental Claims), to the extent based on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, OPI's business or any of its affiliates, or the design, engineering, construction, procurement, installation, ownership, possession, use, operation, repair, maintenance, sale or other disposition prior to the Closing Date of any of the Purchased Assets (or any other assets, properties, rights or interests associated, at any time on or prior to the Closing Date, with the business), or actions taken or omissions to act made on or prior to the Closing Date, or (ii) violations of applicable Law, including Environmental Law, or illegal acts of Sellers or any of Sellers' Affiliates;

(vi) Any liabilities or obligations of Sellers or any of its affiliates, or their respective directors, officers, members, shareholders, agents or representatives, arising out of, or relating to, this Agreement, any of the Transactional Documents, whether incurred prior to, on or after the Closing Date, including any and all finder's or broker's fees and expenses, and any and all fees and expenses of any attorneys, accountants or other professionals or advisors retained by or on behalf of Sellers or any of its Affiliates;

(vii) Any liabilities or obligations relating to any Employee, former Employee or other Person, or to any spouse, children, other dependents or beneficiaries of any such Person or any successor-in-interest to any such Person, with respect to incidents, events, exposures or circumstances occurring at any time during, or otherwise accruing with respect to, the period or periods prior to the Closing or the period or periods of such Person's employment by Sellers or any of its Affiliates, in each case whenever any claims arising therefrom or relating thereto mature or are asserted, including all liabilities and obligations

arising (i) under or related to any Company Benefit Plan, (ii) under or arising from any claim by any Employees or former Employees for compensation, severance benefits, any other benefit claims under any Company Benefit Plans or applicable Laws, vacation pay, continuation coverage, expenses or any similar type claims arising from employment prior to the Closing or as a result of the consummation of the transactions, (iii) under any employment, wage and hour restriction, equal employment opportunity, affirmative action, discrimination, retaliation, tort, plant closing/mass lay off, or immigration and naturalization Law or any Law relating to employee benefits, employment discrimination, leave, accommodation, severance, labor relations, hiring or retention, safety, any employment contracts or agreements, unemployment, privacy, medical privacy, wages and hours of employees or any other terms or conditions of employment or any other employment-related matter or workplace issue, including COBRA, (iv) under any collective bargaining agreement, collective bargaining or labor relations Law, or Contract with a labor organization or employee representative, (v) under any Contract concerning or relating to Employees, former Employees or other Persons performing work or services for the direct or indirect benefit of the any project or the business, or (vi) in connection with any workers' compensation or any other employee health, accident, disability or safety claims; but excluding, however, all such liabilities and obligations arising from the actions of Purchaser with respect to Employees contacted by Purchaser for hiring before Closing or arising after Closing with respect to Employees hired by Purchaser;

(viii) Any liabilities or obligations relating to any action (including any actions taken in connection with the consummation of the Transactions) which could be construed as a "plant closing" or "mass layoff," as those terms are defined in the WARN Act, occurring on or prior to the Closing Date, which any Employee or former Employee with respect to the Project may suffer or may be deemed to suffer;

(ix) Any liabilities or obligations incurred by any of the Sellers after the Closing Date;

(x) Any liabilities or obligations of Sellers representing indebtedness for money borrowed (and any refinancing thereof);

(xi) Any liabilities or obligations of Sellers incurred in connection with its obtaining any Consent relating to the sale, conveyance, assignment, transfer or delivery of the Purchased Assets to Purchaser or the consummation of the transactions hereunder;

(xii) Any liabilities or in respect of the claims set forth in the pending lawsuits or other proceedings set forth (or that should have been set forth) in Section 1.1(e)(xii) of the Sellers' Disclosure Schedules;

(xiii) Any other Indebtedness not specifically included as an Assumed Liability; and

(xiv) Without limiting the generality of the Excluded Liabilities, any liabilities or obligations of Sellers for third party claims arising out of events, circumstances,

or conditions occurring prior to the Closing, unless and except to the extent they are expressly designated as Assumed Liabilities or are otherwise certain assumed liabilities.

Section 1.2 The Parties shall jointly prepare and agree upon allocation of the Purchase Price among the Purchased Assets in accordance with Section 1060 prior to Closing as described by Section 1.2 of the Sellers' Disclosure Schedules. The Parties will, at their own cost, file Internal Revenue Service Form 8594 and all other Tax Returns, consistently with the allocation of the Purchase Price and the Assumed Liabilities to the Purchased Assets as provided in accordance with this Section 1.2. Each Party agrees promptly to provide the other with any additional information and reasonable assistance required to complete Form 8594, if necessary, or to compute Taxes arising in connection with (or otherwise affected by) the transaction contemplated herein.

Section 1.3 Intentionally omitted.

Section 1.4 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place contemporaneously with the execution and delivery by and between the Parties of this Agreement and by the exchange of signatures in person, by facsimile or other commercially recognized methods of electronic transmission on the date of this Agreement (the "Closing Date"). Notwithstanding the foregoing, the Closing shall be deemed effective as of 11:59 p.m., Eastern Time on the Closing Date (the "Effective Time").

Section 1.5 Deliveries at Closing. Subject to the terms and conditions of this Agreement, at or prior to the Closing, the following Persons shall deliver, or cause to be delivered, the following:

(a) Sellers shall have delivered, or cause to be delivered, to Purchaser the following:

(i) the Closing Certificate, duly executed by Sellers;

(ii) (A) the bill of sale in the form attached as Exhibit B hereto (the "Bill of Sale"), duly executed by OPI;

(iii) a certificate, dated as of the Closing Date, of the Sellers (A) with respect to the incumbency and specimen signature of each officer or representative of the Sellers executing the Transaction Documents and such other matters as Purchaser may reasonably request, and (B) attaching (1) resolutions of the board of directors (or similar governing body) of the Sellers (x) authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Sellers, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby, and (y) waiving any transfer restrictions set forth in the Sellers' Organizational Documents triggered by the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; and (2) true and correct copies of the articles of incorporation and bylaws (or equivalent governing documents) of the Sellers, as amended, including a statement that no amendments have been made to such documents since the dates thereof;

(iv) certificates of good standing, dated as of the Closing Date (or, as necessary, the most recent practicable date) for the Sellers in their jurisdiction of organization;

(v) affidavits of non-foreign status of Sellers that meet the requirements of Sections 1445 and 1446(f) of the Code in the forms attached hereto as Exhibit C;

(vi) payoff letters or other evidence of discharge and extinguishment, in form and substance satisfactory to Purchaser from each creditor of Indebtedness associated with the Purchased Assets, including the Indebtedness set forth in Section 1.7(a)(ix) of the Sellers' Disclosure Schedules, which letters shall be addressed to the Sellers and set forth (i) the amount of outstanding Indebtedness owed to such creditor as of a date not less than two (2) Business Days prior to the Closing Date and any per diem payable thereafter and (ii) the wire transfer instructions for the repayment of such Indebtedness to such holder; and (B) any Lien releases and associated documentation (including UCC financing statement amendments and termination statements), in form and substance satisfactory to Purchaser, necessary to terminate the Liens associated with such Indebtedness, including those Liens set forth in Section 1.7(a)(ix) of the Sellers' Disclosure Schedules, and allow the transfer of the Purchased Assets free and clear of all Liens; *provided* that this Section 1.5(a)(vi) shall not be deemed to require discharge of Permitted Closing Indebtedness;

(vii) all Consents obtained by Sellers with respect to the sale and purchase of the Purchased Assets, including those with respect to the transfer of any Purchased Contract or Purchased Permit or the consummation of the transactions;

(viii) an assignment and assumption of the contracts and leases with respect to the Purchased Contracts and real property located at 10679 E. Highway 56, Sherman, Texas, 107 N. San Jacinto, Whitney, Texas, 107 E. Polk Avenue, Whitney, Texas and sublet with respect to the real property located at 400 East Las Colinas Boulevard, Irving, Texas in the form attached as Exhibit D hereto, duly executed by OPI and Purchaser and (B) the subordination, non-disturbance and attornment agreement in the form attached as Exhibit E (the "SNDA");

(ix) the employment agreements, in each case in the forms attached as Exhibit F hereto, as applicable (the "Employment Agreements"), duly executed by each Key Executive (or his or her applicable Affiliate) and the Purchaser, which shall be effective as of the Effective Time and shall supersede any employment Contract or independent contractor agreement, as applicable, previously existing between the Sellers and such Key Executive (or his or her applicable Affiliate);

(x) except to the extent not secured as of the Effective Time, all consents, waivers, approvals, authorizations, qualifications and orders of Governmental Authorities or any other Persons that are necessary (A) in connection with the Sellers' or any Sellers' execution and delivery of the Transaction Documents or performance of the transactions contemplated thereunder, or (B) to enable Purchaser to own and operate the Purchased Assets following the Closing;

(xi) intentionally omitted;

(xii) all original titles to any equipment and such other appropriately executed instruments associated with the sale and transfer of the Purchased Assets and the ownership and operation of OPI from and after the Effective Time as Purchaser may reasonably request to effectuate the consummation of the transactions contemplated by the Transaction Documents;

(xiii) A Transition Service Agreement in the form attached as Exhibit G hereto (the "TSA"), duly executed by Sellers.

(b) At the Closing (or such earlier time as may be set forth below), Purchaser shall deliver, or cause to be delivered, to Sellers:

(i) the Purchase Price;

(ii) the Assignment Agreement, duly executed by Purchaser;

(iii) the Employment Agreements, duly executed by the Key Employees;

(iv) the SNDA, duly executed by Purchaser;

(v) the TSA, duly executed by Purchaser.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby, jointly and severally, represent and warrant to Purchaser as follows in this Article 2. The Sellers' Disclosure Schedules are arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 2, and the disclosures stated in any section of the Sellers' Disclosure Schedules relate only to the representations and warranties in the corresponding lettered and numbered sections of this Article 2, and not to any other representation or warranty in this Agreement, except to the extent that a Sellers' Disclosure Schedule expressly references another Sellers' Disclosure Schedule and it is reasonably apparent on its face that such disclosure is applicable to such other representation or warranty in this Agreement.

Section 2.1 Organization and Standing.

(a) OPI and OIG are each corporations, duly formed, validly existing and in good standing under the Laws of its state of formation, and has the requisite power and authority, and all necessary approvals or qualifications to sell and otherwise transfer the Purchased Assets.

(b) Sellers have delivered to the Purchaser, accurate and complete copies of all Organizational Documents as in effect on the date hereof. Section 2.1 of the Sellers' Disclosure Schedules sets forth (i) the Sellers' jurisdiction of formation, (ii) each jurisdiction where OIG is so qualified, licensed or admitted to do business, and (iii) any name or names under which OIG, or any of their respective predecessors, has invoiced account debtors, maintained records concerning its assets or otherwise conducted business in the last five years.

Section 2.2 Legal Power. The Sellers have all requisite legal power, authority and capacity to execute and deliver this Agreement and each other agreement, certificate and instrument delivered or to be delivered pursuant hereto by such Person (collectively, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby.

Section 2.3 Consents; No Conflicts. Except as set forth in Section 2.3 of the Sellers' Disclosure Schedules, no filing with or notice to, and no authorization, consent, approval or other Permit of, any Governmental Authority or other Person is necessary for the execution and delivery by the Sellers of the Transaction Documents, or the consummation of the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents by the Sellers, do not and will not violate, conflict with or result in the breach of any term, condition or provision of, constitute a default under (whether with or without the passage of time, the giving of notice or both), give any third party the right to modify, terminate or accelerate any obligation under, result in the creation of any Lien (other than Permitted Liens) upon the Sellers' Assets pursuant to, or require the authorization, consent of or notice to any Person under, (a) the articles of incorporation, bylaws, or similar organizational documents (collectively, the "Organizational Documents") of the Seller; (b) any Law to which the Sellers are subject or may become subject pursuant to the Transaction Documents; (c) any Order which is applicable to the Seller; or (d) any Contract or Permit to which the Sellers are a party or by which their respective assets are bound.

Section 2.4 Purchased Assets. The Purchased Assets are in good working condition and adequate for the uses to which they are being put in the Ordinary Course of Business, and none of such Purchased Assets are in need of maintenance or repairs except for ordinary wear and tear that is not material in nature or cost. Sellers owns all of the Purchased Assets as set forth in Section 2.4 of the Sellers' Disclosure Schedules. As of the Effective Time, the Purchaser shall own all of the Purchased Assets and no other Person shall have any right with respect thereto. Except for the Purchased Assets and Excluded Assets, there are no additional assets owned by OPI that are material to the operation of the Business, exclusive of those assets described in the TSA.

Section 2.5 Authorization and Enforceability. All action on the part of the Sellers (and their respective members, managers, shareholders, officers, directors and other comparable persons, as applicable) necessary for the authorization, execution, delivery and performance of the Transaction Documents by the Sellers as applicable, has been duly and validly taken. Upon execution and delivery by the Sellers of the Transaction Documents to which they are a party, when executed and delivered by the other parties thereto, such Transaction Documents shall constitute the valid and binding obligations of the Sellers, as applicable, enforceable against them in accordance with their respective terms.

Section 2.6 Books and Records. The Books and Records of OPI contain all of the records of actions taken at meetings of stockholders and directors, as applicable of OPI, and all of the written consents executed in lieu of the holding of any such meeting. Accurate and complete copies of such Books and Records have been provided and/or made available to Purchaser.

Section 2.7 Title, Condition and Sufficiency of Assets.

(a) Except as set forth in Section 2.7(a)(i) of the Sellers' Disclosure Schedules, all of the Purchased Assets that are tangible property, including the Books and Records, Accounts

Receivable, Inventory and Equipment, are owned by the Sellers, free and clear of all Liens (other than Permitted Liens and any Liens related to Permitted Closing Indebtedness), as of the Effective Time, and are in the possession and control of the Sellers or in the possession of a Customer subject to a valid rental, lease, consignment agreement or loan agreement. Except as set forth in Section 2.7(a)(ii) of the Sellers' Disclosure Schedules, all of the Purchased Assets that are tangible property are (i) structurally sound and free from material defects; (ii) in good operating condition and repair (subject to normal wear and tear given the use and age of such Assets); salable or leasable and usable in the Ordinary Course of Business; (iii) are fit for the purpose for which they are being used as of the Effective Time; and (iv) conform in all material respects to Applicable Laws and Permits relating to their construction, use and operation.

(b) Except as set forth in Section 2.7(b) of the Sellers' Disclosure Schedules, each item of Inventory is (i) free of any Liens (other than Permitted Liens) as of the Effective Time, material defect or other deficiency; (ii) of a quality, quantity and condition usable and, as to finished goods, salable or leasable in the Ordinary Course of OPI; (iii) not held by OPI on a consignment basis; (iv) merchantable and fit for the purpose for which it was procured or manufactured; and (v) properly reflected in the Financial Statements (to the extent existing on the date thereof) and on the Books and Records.

(c) Except as set forth in Section 2.7(c) of the Sellers' Disclosure Schedules, except as to items of Inventory that have been written down on the face of the Financial Statements, none of the Inventory is slow-moving or obsolete, damaged or defective (and any item of Inventory that has been so written down has been reserved against to its net realizable value).

(d) Intentionally omitted.

(e) Intentionally omitted.

(f) The Assets include all assets, properties and rights owned, used or held for use in the operation of OPI, exclusive of those assets described in the TSA.

(g) Section 2.7(g) of the Sellers' Disclosure Schedules sets forth an accurate and complete list, together with the applicable (i) expiration date; (ii) monthly rental due; and (iii) identification of any buyout option contained therein (including the value thereof), of all the Personal Property Leases, each of which is enforceable. The Sellers are not in breach of or default under (and to the Knowledge of Sellers, no event has occurred that, with due notice or lapse of time or both, may constitute such a breach of or default under) any Personal Property Lease, and to the Knowledge of Sellers, no other party is in breach of or default under any such Personal Property Lease.

(h) Section 2.7(h) of the Sellers' Disclosure Schedules sets forth an accurate and complete list of all personal property (including Equipment and Inventory) owned or leased by OPI included in the transactions contemplated herein, as of December 31, 2022, as reflected on OPI's federal Tax Return together with a list of all Equipment sold and purchased since December 31, 2022.

Section 2.8 Real Property.

(a) There is no real property owned by OPI included in this transaction.

(b) Section 2.8(b) of the Sellers' Disclosure Schedules sets forth a list of any real property leased or subleased by OPI to be assigned by OPI (the "Leased Real Property"), including a list of the buildings, fixtures and improvements located thereon, the street address and current use of each such Leased Real Property. Sellers have delivered to Purchaser a correct and complete copy of each written underlying lease (or sub-lease or similar agreement), or an accurate summary of the material terms of each oral underlying lease (or sub-lease or similar agreement), in each case with respect to each parcel of Leased Real Property (each, a "Real Property Lease"). With respect to each parcel of Leased Real Property: (i) OPI is a tenant and possessor in good standing in accordance with the material terms of the applicable Real Property Lease, all rents due and owing under each such Real Property Lease have been paid, and OPI is in peaceful and undisturbed possession of the space and/or estate in accordance with the terms of the applicable Real Property Lease, and neither OPI nor, to the Knowledge of Sellers, any other party to any such Real Property Lease is in default or breach (with or without due notice or lapse of time or both) under the terms of any such Real Property Lease; (ii) OPI has not received any written notice that the lessor or any sublessor under any Real Property Lease intends to cancel or terminate any such Real Property Lease or to exercise or not exercise any option thereunder; (iii) there have not been, and there are not now, any disputes, oral agreements, temporary waivers or forbearances in effect with respect to such Leased Real Property; and (iv) with respect to each written Real Property Lease, OPI has a valid and enforceable leasehold interest in such Leased Real Property.

(c) There are no existing or pending or, to the Knowledge of Sellers, threatened, condemnation or eminent domain Legal Proceedings, or their local equivalent, relating to or affecting any portion of the Leased Real Property or other matters materially and adversely affecting the current use or occupancy thereof. There is no outstanding option, obligation, right of first refusal, purchase contract or other contractual right to sell, lease or purchase any Leased Real Property or any portions thereof or interests therein, nor any other contractual right to sell, dispose or lease any of the Leased Real Property or any portion thereof or any interest therein. There are no leases, subleases, licenses, concessions, purchase options, rights of first refusal, rights of first offer, or other contracts (written or oral) granting to any Person or Persons, other than as may exist for the benefit of the Sellers, the right to use, possess or occupy any parcel or portion of the Leased Real Property.

(d) All of the Leased Real Property and buildings, fixtures and improvements thereon are in good operating condition (ordinary wear and tear excepted), to the Knowledge of Sellers, without structural defects, and all mechanical and other systems located thereon are in good operating condition (ordinary wear and tear excepted). The Leased Real Property has adequate utilities of a capacity and condition to serve such Leased Real Property to operate OPI as it has been conducted for the one-year period prior to the Closing Date.

(e) To the Knowledge of Sellers, the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of OPI, as currently conducted, do not violate any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws. To the Knowledge of Sellers, none of the improvements located on the Leased Real Property constitutes a non-conforming use or otherwise requires any special dispensation, variance

or special permit under any Law. No special assessments have been levied, or, to the Knowledge of Sellers, are contemplated or pending against the Leased Real Property.

(f) Sellers nor any of their respective Affiliates has, within the last five (5) years, received notice that the buildings and improvements on the Leased Real Property (i) may not be used as of right under applicable zoning and land use Laws for the current uses of the Leased Real Property, (ii) are not located within the boundary lines of the described parcels of land, (iii) are in violation of current setback requirements, zoning Laws, or (iv) encroach on or violate any easement or other Lien which may burden the Leased Real Property.

(g) To the Knowledge of Sellers, the Leased Real Property is not located within any flood plain or subject to any similar type restriction for which any Permits necessary to the use thereof have not been obtained.

(h) To the extent in Sellers' possession and control, Sellers have delivered to Purchaser accurate and complete copies of all easements, rights of use, rights of way, title reports, title commitments, title policies and all exceptions listed therein, surveys for the Leased Real Property and all other documents and Contracts respecting the Leased Real Property.

(i) To the Knowledge of Sellers, all facilities located on the Leased Real Property have received all material Permits required in connection with the ownership or operation thereof and have been maintained and operated in all material respects in accordance with all applicable Permits and Laws.

(j) To the Knowledge of Sellers, there is no violation in any material respect of any covenant, restriction, agreement, condition or zoning Law relating to or affecting the Leased Real Property, and no Claim relating to any of the foregoing has been threatened.

(k) To the Knowledge of Sellers, there is no, proposed or pending Legal Proceeding to change or redefine the zoning classification of all or any portion of such Leased Real Property.

(l) Except as reflected in Section 2.8(l) of the Sellers' Disclosure Schedules, none of the Sellers' Affiliates own or use any real property used in connection with the Purchased Assets.

Section 2.9 Financial Statements and Liabilities.

(a) Section 2.9(a) of the Sellers' Disclosure Schedules sets forth true, complete and correct internal copies of OIG's unaudited financial statements as of March 2023.

(b) OPI has no Liabilities or outstanding Indebtedness of any nature (whether absolute or contingent, owed or guaranteed, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, due or to become due, or required or not required under GAAP to affecting or encumbering the Purchased Assets, other than (i) Liabilities or outstanding Indebtedness specifically disclosed in Section 2.9(b) of the Sellers' Disclosure Schedules, and (ii) other Liabilities for legal, accounting and other professional expenses incurred in connection with the transactions contemplated by this Agreement.

Section 2.10 Intellectual Property; Internet Accounts; IT Systems; Data Protection.

(a) Section 2.10(a) of the Sellers' Disclosure Schedules sets forth a true, complete and correct list of all of the Intellectual Property, indicating whether such Intellectual Property is owned or licensed by OPI, registered or unregistered, and the jurisdictions in which they are so registered, as applicable, and/or used. OPI either owns or has a valid written Contract to use, copy, modify and distribute all of the Intellectual Property. OPI is in compliance with all such Contracts and there are no pending Legal Proceedings or, to the Knowledge of Sellers, threatened Claims challenging, questioning or opposing: (i) the ownership, validity, enforceability or effectiveness of the Intellectual Property, (ii) any Contract relating to such Intellectual Property, including licenses thereto, or (iii) the right of the Sellers to use, copy, modify or distribute the Intellectual Property. To the Knowledge of Sellers, there is no basis upon which any such Claim or challenge could be made. The Purchaser has been provided with true, complete and correct copies of all documents representing the Intellectual Property. All of the Intellectual Property is owned free and clear of all Liens.

(b) Section 2.10(b) of the Sellers' Disclosure Schedules sets forth a true, complete and correct list of all social media, e-commerce and other similar Internet-based accounts used by OPI (the "Internet Accounts"). OIG and its respective authorized users have complied with the applicable terms of service and privacy policies of such Internet Accounts, and, to the Knowledge of Sellers, there have been no breaches of such terms of service or privacy policies.

Section 2.11 Absence of Certain Changes. From March 31, 2023 until the Closing Date:

(a) Except as set forth in Section 2.11(a) of the Sellers' Disclosure Schedules, OIG has used, held, maintained and operated the Purchased Assets in the Ordinary Course of Business and has (i) used its best efforts to preserve OPI and its Customers; (ii) maintained Equipment and Inventory at levels that are consistent with those required to be maintained in the Ordinary Course of Business; (iii) extended credit to Customers, collected Accounts Receivable and paid Accounts Payable and similar obligations in the Ordinary Course of Business, and maintained and enforced its purchasing, sales, credit, collection and payment policies, procedures and practices (including acceleration of collections and Accounts Receivable and payment of Accounts Payable and other Liabilities, whether or not past due) in the Ordinary Course of Business; (iv) not engaged in any new line of business or entered into any Contract, transaction or activity or made any commitment except those in the Ordinary Course of Business; and (v) not transferred any cash outside the Ordinary Course of Business.

(b) Except as set forth in Section 2.11(b) of the Sellers' Disclosure Schedules, there has not been (i) any loss of, or termination of any Contract or relationship with, any non-union Employee (including officers, managers or other Persons involved in the management of the OPI), Customer, or vendors, suppliers or service producers; (ii) any threat from any Customer or vendor, supplier or service provider to discontinue or adversely alter its relationship with OPI (including, without limitation, any change in purchase or sale volume or pricing of services); or (iii) any Material Adverse Effect or any occurrence or circumstance which could reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Section 2.11(c) of the Sellers' Disclosure Schedules, the Sellers (with respect to OPI) have not undertaken any of the following actions:

(i) (A) increased the salary or other compensation of any officer of OPI or Employee, other than usual and customary salary increases based on merit in the Ordinary Course of Business, (B) granted any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee or officer, (C) increased the coverage or benefits available under any (or created any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other Benefit Plan or arrangement made to, for or with any of the managers, officers, Employees, agents or representatives of OPI, or otherwise modified or amended or terminated any such plan or arrangement, (D) entered into, modified or terminated any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any managers or Employees of OPI (or amend any such agreement) to which OPI is or was a party, or (E) entered into, modified, withdrew from or terminated any collective bargaining agreement;

(ii) (A) created, incurred, assumed, guaranteed, endorsed or otherwise became liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness in excess of $50,000 other than in the Ordinary Course of Business, (B) modified the terms of any Indebtedness or other Liability other than in the Ordinary Course of Business, or (C) made any loans, advances of capital contributions to, or investments in, any other Person;

(iii) (A) made, changed or revoked any material Tax election, (B) settled or compromised any Tax Claim or Liability or entered into a settlement or compromise, (C) changed (or made a request to any Governmental Authority to change) any aspect of its method of accounting for Tax purposes, or (D) executed any waiver of restrictions on assessment or collection of any Tax;

(iv) subjected the Purchased Assets to any Lien or otherwise encumbered the Purchased Assets or permitted, allowed or suffered the Purchased Assets to be encumbered;

(v) sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of any of the Purchased Assets (other than with respect to sales or rentals of Equipment in the Ordinary Course of Business), or suffered any material damage to or loss of Purchased Assets (regardless of whether such damage or destruction is covered by insurance);

(vi) entered into or agreed to enter into any Contract relating to an acquisition, merger, consolidation or similar transaction with any Person or other assets, or engaged in any new business or invested in, made a loan, advance or capital contribution to, or otherwise acquired the securities of any other Person;

(vii) declared, set aside or paid any dividends or distributions (whether in cash, securities or property or any combination thereof) to equity holders;

(viii) paid, discharged, canceled or compromised any Indebtedness, Claim or other Liability, in each case in excess of $50,000, or waived or released any right of OPI other than in the Ordinary Course of Business;

(ix) entered into any commitment for capital expenditures in excess of $10,000 other than in the Ordinary Course of Business;

(x) introduced any material change with respect to the operation of OPI, including any material change in the types, nature, composition or quality of services, other than in the Ordinary Course of Business;

(xi) entered into, renewed, terminated, modified, amended, restated, supplemented or waived any rights under any (A) Personal Property Lease, Real Property Lease, Intellectual Property Contract, or other OPI Contract (or Contract that would have been a OPI Contract had it not been terminated), or (B) Permit;

(xii) entered into any Contract that expressly restrains, restricts, or limits or impedes the ability of the Sellers, or any Employee, or the ability of Purchaser, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any Persons;

(xiii) caused any action or omitted to take any action that could reasonably be expected to cause any Permit to be suspended or revoked;

(xiv) settled or compromised any pending or threatened Legal Proceeding (including any Claim) or Order other than Legal Proceedings fully covered by insurance relating to the Purchased Assets;

(xv) written off any Accounts Receivable or failed to pay or delay payment of Accounts Payable or other Liabilities;

(xvi) taken any action which would adversely affect the ability of the Parties to consummate the transactions contemplated by the Transaction Documents;

(xvii) amended any of the Organizational Documents of OPI; or

(xviii) agreed to do anything (A) contemplated or prohibited by this Section 2.11(c) of the Sellers' Disclosure Schedules, (B) that would cause any of the representations and warranties of the Sellers in the Transaction Documents to be untrue or incorrect, and (C) that could be reasonably expected to have a Material Adverse Effect, individually or in the aggregate.

Section 2.12 Permits. The Permits listed in Section 2.12 of the Sellers' Disclosure Schedules constitute all of the Permits necessary to operate OPI and to perform all of OPI's obligations under OPI Contracts (the "Company Permits"). Section 2.12 of the Sellers' Disclosure

Schedules (a) correctly describes each Company Permit, together with the name of the Governmental Authority and/or Trade Organization issuing such Permit, (b) the expiration date of such Permit, and with regard to Permits for construction and related activities held by individual Employees, if any, the registered individual Employee, and whether such individual Employee is required to own any equity interest in the Sellers, and (c) specifically identifies each Permit required by or under, or issued pursuant to, any Environmental Law (each an "Environmental Permit"). Sellers have provided or otherwise made available to Purchaser accurate and complete copies of all such Company Permits. Each Company Permit is valid and in full force and effect for the benefit of OPI, is not subject to any change of control limitation, will continue in full force and effect after the Closing, and no condition exists that with notice or lapse of time, or both, would constitute a default under any of the Permits. No Permit is required for OPI to perform any work of OPI that includes storm repair and restoration work to electrical infrastructure that has been damaged from time to time by natural disasters. All applications or notices required to have been filed for the renewal or extension of each Environmental Permit have been duly filed on a timely basis with the appropriate Governmental Authority. The Sellers have not received any notice that any such renewal or extension will be withheld or delayed, or of any actual or potential material adverse change in the status, terms or conditions of any Environmental Permit. The Sellers are in material compliance with all Company Permits. The Sellers have not received notice of any threatened or recommended revocation, limitation, withdrawal, suspension or cancellation of any Company Permit and, to the Knowledge of Sellers, no cause exists therefor.

Section 2.13 Compliance with Laws. OPI is, and for the last three years has been, in compliance, in all material respects, with all Applicable Laws, Orders and Company Permits, that are applicable to the ownership and use of the Purchased Assets, except where the failure to be in compliance with such Law, Order or Company Permit would not have a Material Adverse Effect (including, without limitation, any applicable labor and employment (including wage & hour), occupational health and zoning Law and any Trade Organization standards and specifications). OPI has not been charged with, received any notices of or, to the Knowledge of Sellers, been under investigation with respect to, any violation of any provision of any Law or Permit, including, without limitation, any Law relating to the maintenance of a safe working environment (including 29 C.F.R. §654), compliance with health-related confidentiality and privacy protections (including HIPAA) and other Laws relating to the Coronavirus Pandemic.

Section 2.14 OPI Contracts.

(a) Section 2.14(a) of the Sellers' Disclosure Schedules lists each of the following Contracts and other agreements of OPI (and with respect to any oral Contract, a description of the material terms and conditions thereof) (collectively, the "OPI Contracts"):

(i) each executory Contract of OPI, excluding employment-related agreements, involving annual consideration in excess of $25,000 which OPI reasonably expects to incur or requiring performance by any party more than one year from the date hereof;

(ii) all Contracts with any Material Customer;

(iii) all Contracts with any Material Supplier;

(iv) all Contracts between or among OPI, on the one hand, and OIG, on the other hand;

(v) all collective bargaining agreements, works council agreements, employee representative agreements, labor peace agreements, or agreements with any labor organization, union or association to which the Sellers are a party;

(vi) all Contracts with Governmental Authorities;

(vii) all Contracts under which OPI is (A) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property or (B) a lessor of any other tangible personal property, in each case requiring aggregate future payments in excess of $25,000;

(viii) all Contracts restricting or prohibiting OPI from conducting business anywhere in the United States, or limiting the freedom of OPI from engaging in any line of business, competing with any Person, or soliciting any customer, supplier or employee of any Person;

(ix) all Contracts pursuant to which OPI have has agreed to provide "most favored nation" pricing or any arrangement whereby the OPI has agreed with any Person that such Person will receive the most favorable terms and conditions that are provided by OPI to any other Person;

(x) all joint venture, partnership, strategic alliance, management or other similar Contracts;

(xi) all (A) employment Contracts providing for aggregate annual consideration in excess of $75,000, and (B) Contracts providing for any bonuses, sale bonuses, change of control payments, retention payments or similar payments due or payable by any the Sellers to any Person in connection with or resulting from the Closing;

(xii) all Contracts that provide for the payment by the Sellers of any compensation or benefits to any Person (including any Employee, consultant, manager or advisor) upon the consummation of the transactions contemplated by this Agreement or otherwise in connection with or as a result (in whole or in part) of the consummation of the transactions contemplated by this Agreement;

(xiii) all Contracts relating to material Company Intellectual Property (except for non-exclusive licenses used in the Ordinary Course of Business and license agreements of non-customized, generally commercially available off-the-shelf software);

(xiv) all Contracts relating to Indebtedness, or the mortgaging of, pledging or, or otherwise placing a Lien on, the Purchased Assets (including loan or credit agreements, pledge agreements, notes, security agreements, guaranties, mortgages, debentures, indentures, factoring agreements, letters of credit, performance, bid and completion bonds, and surety and indemnification agreements);

(xv) all Contracts for the payment of commissions to any agent, independent contractor, Employee, or other individual; and

(xvi) all Contracts not otherwise set forth in Section 2.14(a) of the Sellers' Disclosure Schedules and providing payments by or to OPI in excess of $50,000 in the aggregate.

(b) OPI is not in breach of, or default under, any OPI Contract. Sellers have made available to Purchaser a correct and complete copy (or, in the case of oral agreements, a written summary of the material terms thereof) of each OPI Contract, including all amendments, modifications and supplements thereto. Except as set forth in Section 2.14(b) of the Sellers' Disclosure Schedules, each OPI Contract is in full force and effect, and is a legal, valid and binding obligation of OPI, and, to the Knowledge of Sellers, of each other party thereto, enforceable in accordance with its terms. Except as set forth in Section 2.14(b) of the Sellers' Disclosure Schedules, to the Knowledge of Sellers, all other parties to OPI Contracts, have performed all obligations required to be performed by them prior to the date hereof to the Knowledge of Sellers, any other party to any OPI Contract, is in breach or default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default thereunder, except where any such nonperformance, breach or default could not reasonably be expected to have a material impact on OPI. There are no Contracts material to the operation of OPI other than those to which OPI is a party.

Section 2.15 Litigation. Except as set forth in Section 2.15 of the Sellers' Disclosure Schedules (the "Known Legal Proceedings"), within the last three years, OPI has not been party to any material Legal Proceeding (other than Legal Proceedings arising in the Ordinary Course of Business and fully covered by the OPI's applicable insurance) or subject to any material Order, and there are no material Legal Proceedings or Orders pending, in effect or, to the Knowledge of Sellers, threatened against or relating to OPI, or otherwise pertaining to the ownership of the Purchased Assets or any aspect thereof, and to the Knowledge of Sellers, no facts or circumstances exist that could reasonably be expected to give rise to any such Legal Proceeding or Order. OPI does not intend to initiate any Legal Proceeding relating to the Purchased Assets.

Section 2.16 Taxes. Except as set forth in Section 2.16 of the Sellers' Disclosure Schedules:

(a) OPI has at all times since formation been, properly classified as a corporation for U.S. federal and applicable income Tax purposes.

(b) OPI has timely filed all Tax Returns required to be filed by it and all Tax Returns with respect to Purchased Assets have been filed (taking into account requests for extensions to file such returns), all such Tax Returns are correct and complete in all respects and were prepared in accordance with Applicable Law, and all Taxes due by OIG or imposed with respect to Purchased Assets (whether or not shown as due on any Tax Returns) were paid.

(c) There are no Liens on any of the Purchased Assets that arose in connection with any failure to pay any Tax.

(d) OPI is in compliance with all Applicable Laws relating to the payment and withholding of Taxes, all Taxes required to be withheld by such Persons have been withheld and have been (or will be) duly paid to the proper Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of such Tax or otherwise included in Current Liabilities, and all required information returns with respect to any such amounts through and including March 31, 2023, have been correctly prepared and timely filed or appropriate extensions have been made.

(e) All charges, accruals and reserves which have been made in the Financial Statements with respect to any Taxes for all periods prior to the Closing are adequate and in accordance with GAAP as consistently applied.

(f) Section 2.16(f) of the Sellers' Disclosure Schedules lists all Tax Returns filed by OPI and all Tax Returns filed with respect to the Purchased Assets during the last three years, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered and/or made available to Purchaser correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Sellers or with respect to Purchased Assets during the last five years. Sellers have not been informed of the commencement or anticipated commencement of any such activity, and Sellers are not aware that any such activity is contemplated by any Governmental Authority and have not received from any Governmental Authority any request for information related to Taxes.

(g) No claims, adjustments or deficiencies for any Taxes have been proposed, asserted or assessed against OPI or with respect to the Purchased Assets that are still pending or, to the Knowledge of Sellers, proposed or threatened against the Purchased Assets and no audit, investigation, assessment or reassessment of any return or report of Taxes is currently underway, pending or threatened against OPI, and Sellers have not received any written notice thereof.

(h) Except as set forth in Section 2.16(h) of the Sellers' Disclosure Schedules, there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return of OPI or with respect to Purchased Assets or the assessment or collection of any Tax, and no requests for waivers of the time to assess any amounts of Taxes of OPI or with respect to the Purchased Assets that have been made that are still pending.

(i) There is no pending request, nor has any request previously been made for private letter ruling or other formal or informal tax guidance against or with respect to OPI or the Purchased Assets in respect of any Taxes in any jurisdiction.

(j) No claim has been made by any Governmental Authority in a jurisdiction where OPI does not file a Tax Return that OPI is or may be subject to taxation in such jurisdiction.

(k) intentionally omitted.

(l) Except as set forth in Section 2.16(l) of the Sellers' Disclosure Schedules, OPI (i) is not subject to a limitation under any state, local or foreign analogue of Section 382, 383 or 384 of the Code; (ii) is not party to any "reportable transaction" within the meaning of Section 6707A of the Code or Section 1.6011-4 of the Treasury Regulations; (iii) has not distributed equity

of another Person, or had its ownership interest distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code; (iv) are not, and has never been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code; (v) is not a party to any contract, agreement, plan or arrangement, including this Agreement, which could give rise to the payment of any amount that would not be deductible or on which a penalty or excise tax could be imposed, either on the payor or the payee, pursuant to Section 404, 409A or 4999 of the Code; (vi) is not a party to any agreement, contract, or plan, including this Agreement, that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law); (vii) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise does not have an office or fixed place of business in a country other than the country in which it is organized; and (viii) is not, and has never been, subject to adjustment under Section 482 of the Code (including any similar provision of Applicable Law).

(m) Each agreement, contract, plan, or other arrangement that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code to which OPI is a party complies with and has been maintained and operated in accordance with the requirements of Section 409A of the Code and any Treasury Regulations or Internal Revenue Service guidance issued thereunder and no amount under any such agreement, contract, plan, or other arrangement is subject to or has been subject to the interest and additional tax set forth under Section 409A of the Code. There is no contract, agreement, plan or arrangement, including this Agreement, to which OPI is a party or by which OPI is bound which would require OPI to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee or other individual for Tax-related payments under Section 409A of the Code.

(n) OPI is not subject to any applicable Tax holidays that could terminate or otherwise be affected as a result of the transactions contemplated herein.

(o) OPI is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value-added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered and has properly collected and remitted all sales, use, value added, and similar Taxes with respect to sales or leases made to, purchases made from, or services provided to its customers or has properly received and retained any appropriate Tax exemption certificates and other documentation for all sales, leases, or purchases made, or services provided, without charging or remitting sales, use, value added, or similar Taxes that qualify such sales, leases, purchases, or services as exempt from sales, use, value added, and similar Taxes.

(p) Except as set forth in Section 2.16(p) of the Sellers' Disclosure Schedules, there have never been any, and currently there are no, tax sharing arrangements or similar Contracts with respect to the Purchased Assets. Except as set forth in Section 2.16(p) of the Sellers' Disclosure Schedules, the Sellers are not now, and has never been, a member of an affiliated, consolidated, combined or other similar group, and has no Liability for the Taxes of any Person under section 1.1502-6 of the Treasury Regulations (or any similar provision of Applicable Law), as a transferee or successor, by Contract or otherwise.

(q) OPI has no permanent establishment or branch outside of the U.S. and does not have a permanent establishment or a foreign branch, as that term is defined in Temporary Treasury Regulation § 1.367(a)-6T(g)(1), outside of such jurisdiction, and none of the Purchased Assets are located outside of the U.S. OPI does not own, and none of the Purchased Assets consist of, any stock or other equity interests in (i) any corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code or (ii) any partnership, joint venture, limited liability company, or other entity that is or may be taxed as a partnership for U.S. federal income Tax purposes, and is not a party to a Contract that is or may be treated as a partnership for U.S. federal income Tax purposes.

(r) No Seller is not a "foreign person" as defined in Code Section 1445(f)(3) or "foreign partner" as defined in Code Section 1446(e).

(s) None of the Purchased Assets constitute "section 197(f)(9) intangibles" as such term is used in Treasury Regulations Section 1.197-2(h).

(t) None of the Purchased Assets are (i) property required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Code, (ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, (iii) "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code, (iv) "limited use property" within the meaning of Revenue Procedure 2001-28, 2001-1 C.B. 1156, (v) subject to Section 168(g)(1)(A) of the Code or (vi) subject to a "Section 467 rental agreement" as defined in Section 467 of the Code.

(u) OPI has complied in all respects with its filing and remittance obligations with respect to unclaimed property under Applicable Law.

(v) intentionally omitted.

(w) intentionally omitted.

(x) OPI is not a party to or beneficiary of, and none of the Purchased Assets are subject to, any Tax holiday, payment in lieu of Taxes (PILOT) or other Tax incentive agreement or arrangement with a Governmental Authority.

(y) OPI is not delinquent with respect to any taxes as a result of which a lien or claim exists, or may exist, with respect to the Purchased Assets. No Taxes are required to be withheld by Purchaser or OPI with respect to the Purchased Assets.

Section 2.17 Employees; Relations.

(a) Section 2.17(a) of the Sellers' Disclosure Schedules sets forth an accurate and complete list of all employees (the "Employees") and independent contractors currently performing services for OPI, including for each such Person the following: (i) name; (ii) title or position (including whether full or part time Employees and/or independent contractors); (iii) hire or engagement date; (iv) current annual base compensation rate; (v) commission, bonus or other

incentive-based compensation (including whether any such amounts are guaranteed or subject to a minimum); (vi) leave status, if applicable; (vii) exempt or non-exempt designation for purposes of the Fair Labor Standards Act (the "FLSA"), and (viii) a description of the fringe benefits provided to each such individual, including current vacation balances. All Employees are employed by OPI. To the Knowledge of Sellers, no Key Executive or other officer or Employee or contractor has provided written or oral notice to terminate such Person's employment or engagement with OPI. All independent contractors currently performing services for OPI have been engaged by OPI.

(b) Except as set forth in Section 2.17(b) of the Sellers' Disclosure Schedules, OPI is not party to any Contract of employment or engagement with Sellers or any Employee, consultant, independent contractor, or any other similar Person for the purposes of such Person providing employment, consulting or related services to OPI.

(c) Except as set forth in Section 2.17(c) of the Sellers' Disclosure Schedules, OPI is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Except as set forth in Section 2.17(c) of the Sellers' Disclosure Schedules, there is no union, works council, employee representative or other labor organization which, pursuant to Applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by the Transaction Documents. There are no labor disputes or Legal Proceedings pending or, to the Knowledge of Sellers, threatened between OPI and any Employee. Sellers have provided or otherwise made available any notices of grievances filed by any party to any collective bargaining or other agreement with a labor organization representing any of the Sellers' current or former employees.

(d) As of the date hereof, no strikes, slowdowns or work stoppages are pending or, to the Knowledge of Sellers, threatened with respect to the Employees, and for the last three years, OPI has not experienced any strike, slowdown or work stoppage. To the Knowledge of Sellers, no event has occurred or circumstance exists that could give rise to any such action, nor does OPI intend a lockout of any Employees.

(e) To the Knowledge of Sellers, OPI has complied, and is currently in compliance, in each case in all material respects, with all Applicable Laws and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, nondiscrimination, immigration (including Form I-9 requirements and any applicable E-Verify obligations), wages (including overtime compensation), hours, benefits, workers' compensation, payroll and withholding Taxes, the payment of social security and similar Taxes, employee termination (actual or constructive), occupational safety and health, plant closing and changes in operations.

(f) There is no Legal Proceeding pending or, to the Knowledge of Sellers, threatened against or affecting OPI relating to the alleged violation by the Sellers (or its managers, officers or Employees) of any Law pertaining to labor relations or employment matters. To the Knowledge of Sellers, OPI has not committed any unfair labor practice, nor has there been any charge or complaint of unfair labor practice filed or, to the Knowledge of Sellers, threatened

against OPI before the National Labor Relations Board or any other Governmental Authority. OPI has not received written or, to the Knowledge of Sellers, oral notice of any complaint, Claim or charge of discrimination filed or, to the Knowledge of Sellers, threatened, against the Sellers with the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for prevention of unlawful employment practices that would reasonable be expected to have a Materially Adverse Effect.

(g) During the three-year period preceding the Closing Date, the Sellers have not implemented any layoff of Employees that could implicate the WARN Act.

Section 2.18 Company Benefit Plans.

(a) Section 2.18(a) of the Sellers' Disclosure Schedules contains a true, correct and complete list of all Benefit Plans in which OPI participates. No Benefit Plans have terms requiring assumption thereof by Purchaser. There are no liabilities, breaches, violations or defaults under any Benefit Plan that OPI participates in that would subject the Purchased Assets, Purchaser or any of Purchaser's employee benefit plans to any lien, tax, penalty or other liability. True and correct copies of each of the following, to the extent applicable, have been made available to Purchaser with respect to each Benefit Plan in which OPI participates: (i) the current plan document and any amendments thereto; (ii) the trust agreement or other funding instrument (if any) and any amendments thereto; (iii) all Contracts relating to any Benefit Plan, or the funding thereof, including, without limitation, insurance Contracts, administrative Contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the date hereof; (iv) in the case of any Benefit Plan that is not in written form, an accurate description of such plan as in effect on the date hereof; (v) a true and correct copy, if any, of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements; (vi) the most recent annual report (Form 5500), if any, filed with the IRS and attached schedules; (vii) the current summary plan description or other summary given to participants; and (viii) the most recent determination or opinion letter issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401 of the Code. With respect to each Multiemployer Plan to which any of the Sellers or any ERISA Affiliate currently contributes, or has any Current Liability or potential Liability, the true, correct and complete copies of each of the following have been made available to Purchaser: (i) contribution reports for the last three years; (ii) all participation agreements; (iii) funding notices for the last three years; (iv) any notices of endangered or critical status; (v) any notices of funding improvement or rehabilitation plans; (vi) any notices of a complete or partial withdrawal, including any estimates of withdrawal liability; and (vii) all material correspondence between the Multiemployer Plan and the Sellers or ERISA Affiliate, as applicable, including any notices of surcharges, funding deficiencies, changes in contribution rates, monetary assessments, insolvency, or termination. There have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.

(b) Except as set forth in Section 2.18(b) of the Sellers' Disclosure Schedules, each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS that has not been revoked and no event or circumstance exists that could be reasonably expected to adversely affect such qualification or exemption; and (ii) has been operated and administered in all material respects in compliance with

its terms and all Applicable Laws (including but not limited to HIPAA, ERISA, the Code and any relevant regulations thereunder). There are no pending or, to the Knowledge of Sellers, threatened legal actions, suits, arbitrations, governmental investigations or other legal or administrative Legal Proceedings against, by or on behalf of any Company Benefit Plans or the assets, fiduciaries or administrators thereof (other than routine claims for benefits).

(c) Any Company Benefit Plan that is a "group health plan" as defined in Section 733(a)(1) of ERISA (a "Health Plan"), and to the Knowledge of Sellers, (i) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 ("PPACA"), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 ("HCERA"), and the regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the "Healthcare Reform Laws"), and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws since March 23, 2010. No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Sellers, or any Health Plan, to material penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(d) Except as set forth in Section 2.18(d) of the Sellers' Disclosure Schedules, neither the Sellers nor any ERISA Affiliate has, to the Knowledge of Sellers, at any time during the last six years, sponsored, maintained, contributed to (or been obligated to sponsor, maintain or contribute to), or otherwise had any obligation or could reasonably be expected to have any Liability with respect to: (i) any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or otherwise incurred liability under Title IV or such sections of the Code; (ii) a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code (a "Multiemployer Plan"); (iii) a Benefit Plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Sections 201, 4063 or 4064 of ERISA or Section 413(c) of the Code (a "Multiple Employer Plan"); or (iv) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

(e) Except as set forth in Section 2.18(e) of the Sellers' Disclosure Schedules, with respect to any Multiemployer Plan to which the Sellers or any ERISA Affiliate has any Current Liability or contributes (or has in the past six years contributed or had an obligation to contribute): (i) each of the Sellers and its ERISA Affiliates have made all contributions that they have been required to make by operation of Applicable Law, by contract or otherwise to each Multiemployer Plan in which they have in the past six years participated (or to which they have been obligated to contribute in the past six years); (ii) Sellers nor any of its ERISA Affiliates has incurred, and Sellers nor any of its ERISA Affiliates reasonably expects to incur (A) a complete or partial withdrawal, within the meaning of Section 4203 or 4205 of ERISA, from any multiemployer Plan, and (B) any direct, indirect, or contingent Liability for a funding deficiency, surcharge, additional contribution, increase in contribution rate, or any other monetary charge to a Multiemployer Plan in which any of the Sellers or its ERISA Affiliates participates or has participated in (or to which any of the Sellers or any of its ERISA Affiliates make or is obligated to make, or made or was obligated to make, contributions) other than in the Ordinary Course of Business; (iii) to the Knowledge of Sellers, there is no event or condition, including, without limitation, on account of or in connection with the transactions contemplated by this Agreement, that would result in a complete or partial withdrawal, within the meaning of Section 4203 or 4205 of ERISA, by any of the Sellers or its ERISA Affiliates from any Multiemployer Plan; and (iv)

except as set forth in Section 2.18(e) of the Sellers' Disclosure Schedules, no Multiemployer Plan in which any of the Sellers or any of its ERISA Affiliates participates or participated (or to which any of the Sellers or its ERISA Affiliates make or is obligated to make, or made or was obligated to make, contributions) (A) to the Knowledge of Sellers, is in endangered or critical status, within the meaning of Section 305 of ERISA or Section 432 of the Code; (B) has notified any of the Sellers or any of its ERISA Affiliates that such plan intends to terminate or has been terminated (or is being forced to terminate) under Section 4041A of ERISA; or (C) to the Knowledge of Sellers, is insolvent within the meaning of Section 4245 of ERISA. Neither the Sellers nor any of its ERISA Affiliates have engaged in any transaction described in Section 4204 or 4212(c) of ERISA.

(f) Except as set forth in Section 2.18(f) of the Sellers' Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by the Transaction Documents, will (i) entitle any current or former employee, consultant or manager of the Sellers or any group of such employees, consultants or managers to any payment, benefit or other right; (ii) increase the amount of compensation or benefits due to any such employee, consultant or manager; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(g) Neither the Sellers nor any ERISA Affiliate with respect to any Benefit Plan, nor any Benefit Plan, is the subject of a currently active audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of Sellers, threatened.

(h) All contributions required to be made to Benefit Plans pursuant to their terms or any agreement related thereto and the provisions of ERISA, the Code or any other Applicable Law on or before the Effective Time, have been, or will be, timely made, or will be properly accrued as a Current Liability, and no material taxes, penalties or fees are currently owing under any Benefit Plan.

(i) There have been no non-exempt "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan that could reasonably be expected to result in a Material Adverse Effect, and, to the Knowledge of Sellers, neither the Sellers nor any ERISA Affiliate has engaged in any prohibited transaction.

(j) No Benefit Plan provides retiree medical or retiree life insurance benefits to any Person and the Sellers is not contractually or otherwise obligated to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of COBRA. Each Company Benefit Plan that is an "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, contains provisions permitting the Sellers to unilaterally amend or terminate such plan in its entirety without resulting in any Liability except as to benefits accrued thereunder prior to such amendment or termination.

(k) Other than salary, wages, accrued bonuses, leave of absence pay, business expense reimbursements and similar arrangements, the Sellers are not a party to or bound by any agreement, nor has the Sellers established any policy or practice requiring it to make a payment or

provide any other form of compensation or benefit to any Person performing services upon termination of such services.

(l) As to any Benefit Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the plan within the meaning of Section 411(d)(3) of the Code that could reasonably be expected to result in a Material Adverse Effect.

(m) All Benefit Plans that are subject to Section 409A of the Code comply with Section 409A in form and have been administered in accordance with their terms and Section 409A of the Code.

(n) There are no contract, plans, or arrangements covering any employee of Sellers or any of its affiliates which upon consummation of the transactions contemplated by this Agreement could give rise to the payment by Purchaser of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404, or 162 of the Code.

Section 2.19 Environmental Matters.

(a) OPI is, and for the last three (3) years has been, in material compliance with all applicable Environmental Laws and Environmental Permits.

(b) To the Knowledge of Sellers, there are no facts, events, circumstances or conditions that exist that could reasonably be expected to prevent, hinder, or otherwise limit such continued compliance with all material Environmental Laws and Environmental Permits. OPI has not been assessed or paid any fines, penalties or damages related to actual or alleged violations of Environmental Laws or Environmental Permits or otherwise with respect to environmental matters.

(c) OPI (i) is not subject to any pending or, to the Knowledge of Sellers, threatened Claim or Legal Proceeding arising under or related to Environmental Laws or Environmental Permits; (ii) have not generated, treated, stored, transported, released or disposed of, or otherwise placed or deposited any Hazardous Substances, or caused, allowed or arranged for any of the foregoing, except in compliance with all Environmental Laws; (iii) have not received any notice, report or other information regarding any actual or alleged material violation of any applicable Environmental Laws or Environmental Permits, or any material Liabilities or potential material Liabilities, including any Liabilities related to Remedial Actions, arising under applicable Environmental Laws or Environmental Permits, and there are no ongoing, or to the Knowledge of the Sellers, imminent or threatened, governmental investigations pursuant to any Environmental Laws; (iv) not responsible for, nor has any of them agreed to assume responsibility for, any Remedial Actions; (v) have not been identified as a potentially responsible party at, or received a request for information pursuant to any Environmental Laws related to, any contaminated or previously contaminated site, pursuant to CERCLA or other Environmental Laws; (vi) have no Liability under, or any present obligation or intent to enter into, any Order, settlement or other agreement (other than under agreements entered into with Customers in the Ordinary Course of Business) related to Environmental Laws, Environmental Permits or Hazardous Substances, or (vii) have not installed, operated, disposed of or released, as applicable, any of the following, and

to the Knowledge of Sellers, none of the following exists on the Leased Real Property: (A) underground storage tanks (active or abandoned), (B) asbestos or asbestos-containing material in any form or condition, (C) lead-based paint or other lead-containing materials, (D) per- and polyflourinated alkyl substances, perflourooctanoid acid substances, and perflourooctane sulfonate substances, (E) materials or equipment containing polychlorinated biphenyls, or (F) landfills, surface impoundments, open or closed pits, or disposal areas.

(d) No real properties now or, to the Knowledge of Sellers, previously owned, leased or operated by OPI or, to the Knowledge of Sellers, transported or disposed of or arranged for transportation or disposal of Hazardous Substances, are listed on, or have been proposed for listing on, the EPA's National Priorities List, the Superfund Enterprise Management System, CERCLIS, or any similar state list.

(e) OPI has not, either expressly or by operation of Law, assumed or undertaken any material Liability, including any material Liability related to any Remedial Action, of any other Person relating to applicable Environmental Laws or Environmental Permits.

(f) OPI has provided or otherwise made available to Purchaser any and all environmental reports in the possession and control of OPI (including environmental site assessment reports and reports related to environmental compliance audits or reviews), studies and other similar documents with respect to the Purchased Assets (including the Leased Real Property), or any other real property owned, leased or operated by OPI within the three years preceding the Closing Date in connection with the Purchased Assets.

Section 2.20 Customers, Vendors and Suppliers.

(a) Section 2.20(a) of the Sellers' Disclosure Schedules sets forth (i) a list of the top 10 Customers of OPI (the "Material Customers") and the top 10 vendors and suppliers of OPI (the "Material Suppliers") for the fiscal years ended December 31, 2021 and December 31, 2022 based on aggregate revenues received and payments made by OPI, respectively; and (ii) the aggregate revenues received from each such Material Customer and the aggregate payments made to each such Material Supplier, in each case during the fiscal years ended December 31, 2021 and December 31, 2022.

(b) No Material Customer or Material Supplier (i) has effected or asserted a right to materially alter its relationship with the Sellers, including as a result of the Coronavirus Pandemic, or otherwise communicated to the Sellers a present intention to discontinue or materially alter its relationship with OPI, whether upon consummation of the transactions contemplated by the Transaction Documents or otherwise; (ii) to the Knowledge of Sellers, is subject to any Government Authority mandated restrictions to its operations related to the Coronavirus Pandemic; (iii) has defaulted under any OPI Contract in any material respect; (iv) has declared "force majeure" or any similar reason to suspend its obligation under any OPI Contract or (v) has entered into bankruptcy, involuntary bankruptcy or receivership Legal Proceedings. As used in this Section 2.20, the phrase "materially alter its relationship" shall be deemed to include, without limitation, any change in purchase or sale volume or pricing of services.

(c) To the Knowledge of Sellers, no event has occurred and no condition or circumstance exists that could reasonably be expected to materially and adversely affect the relationships of OPI with any Material Customer or any Material Supplier.

Section 2.21 Insurance.

(a) Section 2.21(a) of the Sellers' Disclosure Schedules sets forth an accurate and complete list of all policies, binders and Contracts relating to insurance coverage of OPI (the "Insurance Policies"), all of which provide for coverage in customary amounts for businesses in the same industries and of the same or substantially similar size as OPI, and the Assets and all assets of third parties located on the Leased Real Property or otherwise in the Sellers' possession are currently insured against loss or damage under such Insurance Policies. All premiums due under the Insurance Policies have been paid or accrued for on the Financial Statements, and all such Insurance Policies are in full force and effect. The Sellers have not received any notice of cancellation or nonrenewal of any such Insurance Policy, or any notice of disallowance of any claim under any Insurance Policy, whether or not currently in effect.

(b) Except as disclosed in Section 2.21(b) of the Sellers' Disclosure Schedules, OPI has no liability for, or exposure to, any premium expense for expired policies, and there are no current claims by OPI under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies, nor, to the Knowledge of Sellers are there any insured losses for which claims have not been made. OPI has at all times maintained or caused to be maintained insurance coverage for OPI in customary amounts for businesses in the same industries and of the same or substantially similar size as OPI, and there has never been a lapse in any such insurance coverage, whether as a result of unpaid or late premiums, a failure to timely renew, or otherwise.

(c) Purchaser acknowledges and agrees that, effective upon the Closing, except as provided in Section 2.21(c) of the Sellers' Disclosure Schedules, Sellers shall terminate or modify its insurance policies to exclude coverage of the Purchased Assets by Sellers.

(d) Notwithstanding Section 2.21(d), Sellers shall not (and shall not permit) terminate or modify coverage under any "occurrence" based insurance policy in such a manner as to prevent Purchaser from being able to obtain the benefit of such insurance policy after the Closing with respect to the Purchased Assets for insured losses caused by events, facts, or circumstances occurring prior to the Closing.

(e) Purchaser shall notify Sellers of any claim that Purchaser desires to make under an insurance policy and that is permitted hereunder, setting forth the claim and describing in reasonable detail the basis for and facts and circumstances surrounding the claim, and Sellers shall promptly make the claim to the insurer on Purchaser's behalf and pursue the claim at Purchaser's reasonable direction and for Purchaser's benefit until resolution of the claim. Any proceeds recovered by Sellers or its Affiliates pursuant to such claim shall be paid directly to Purchaser, or if such direct payment is effectuated, transferred promptly to Purchaser, after the deduction of any deductible paid by Sellers pursuant to the Project Insurance Policy in respect of such claim. If, after the Closing Date, Purchaser or Sellers requires any information regarding claim data or other information pertaining to a claim in order to make filings with insurance carriers

or claims adjustors or administrators or to administer or otherwise manage a claim, Sellers or Purchaser, as the case may be, shall cause such information to be supplied to the other (or its designee(s)), to the extent such information is in its reasonable control or can be reasonably obtained promptly upon written request therefor.

Section 2.22 Accounts Receivable; Backlog.

(a) Section 2.22(a) of the Sellers' Disclosure Schedules sets forth a true, correct and complete list of all Accounts Receivable, including an aging thereof, as of a date not more than 10 days prior to the Closing Date. All Accounts Receivable arose out of performance of services by OPI from bona fide transactions in the Ordinary Course of Business, represent valid obligations arising from sales actually made or services actually performed by OPI and are due to be paid to on ordinary trade terms. The Accounts Receivable are collectible in accordance with their respective terms. Except as set forth in Section 2.22(a) of the Sellers' Disclosure Schedules, there has been no contest or claim, nor is there any right of set-off under any agreement with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

(b) Section 2.22(b) of the Sellers' Disclosure Schedules sets forth the true, correct and complete back-log of OPI as of April 30, 2023 and contains, in all material respects, complete and accurate details of OPI's open jobs and other projects (the "Open Jobs"). To the Knowledge of Sellers, since January 1, 2023, there have been no cancellations of any Contract in excess of $50,000 by a Customer of any of OPI's projects, and as of the date of the date of this Agreement, no cancellation or termination of any such project has been received in writing by the Sellers and, to the Knowledge of Sellers, no such cancellation or termination is expected.

(c) Each of OPI's Open Jobs constitutes work performed, or to be performed, pursuant to master service agreements, contracts or subcontracts with a customer or client for the provision of goods or services, work orders taken in the Ordinary Course of Business or orders and change orders issued within the terms of the relationship pursuant to which OPI's Open Jobs are being conducted ("Open Job Contracts"). Services performed by OPI under each Open Job are of a quality ordinarily produced in accordance with the requirements of the applicable Open Job Contract and OPI's past practices, and will require no material rework with respect to services performed prior to Closing except in the Ordinary Course of Business, including pursuant to a final inspection by the customer and punch list to be performed in accordance with the applicable Open Job Contract. Except as set forth in Section 2.22(c) of the Sellers' Disclosure Schedules, the Sellers do not have any Open Job Contract (i) that constitutes a fixed-price contract or (ii) for which OPI reasonably expects to incur, upon completion of such Open Job, a net loss. Section 2.22(c) of the Sellers' Disclosure Schedules also sets forth for each Open Job Contract on such schedule (A) the total revenue to be recognized (if a fixed-price contract) or estimated in good faith to be recognized by OPI upon completion of the applicable Open Job and (B) the total amount of revenue recognized and costs incurred by OPI and total amount of billings issued to the applicable Customer, in each case for this clause (B) as of April 30, 2023.

Section 2.23 Accounts Payable. Section 2.23 of the Sellers' Disclosure Schedules sets forth a true, correct and complete list of all Accounts Payable, including an aging thereof, as of a date not more than 10 days prior to the Closing Date. All Accounts Payable are reflected in the

Financial Statements, and such Accounts Payable are the result of bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms, are not yet due, and have not yet been paid.

Section 2.24 Transactions with Certain Persons. Section 2.24 of the Sellers' Disclosure Schedules sets forth each Contract, agreement, loan, arrangement, understanding or other transaction (including the name, date, identity of parties and description of such contract, agreement, loan, arrangement, understanding or other transaction) of any Related Party with, or related to, OPI. Except as set forth in Section 2.24 of the Sellers' Disclosure Schedules, no Related Party (i) has any interest in any of the Leased Real Property, the Equipment, the Inventory, or any other property (real, personal or mixed), tangible or intangible, used or currently intended to be used by OPI (including any Assets); (ii) has any claim or cause of action against OPI; (iii) owes any money to OPI or is owed money from OPI; or (iv) is a party to any Contract with OPI or related to Purchased Assets.

Section 2.25 Certain Payments.

(a) OPI has not directly or indirectly (i) offered, used or authorized the use of any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; offered, made or authorized any unlawful payment to any foreign or domestic governmental official or employee; or offered, made or authorized any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (ii) offered, given or authorized any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the Company in connection with any actual or proposed transaction which (A) would reasonably be expected to (x) subject the Sellers, Purchaser or any of their respective Affiliates to any damage or penalty in any Legal Proceeding, or (B) be prohibited under any applicable Anti-Corruption Laws, or (y) if not continued in the future, would reasonably be expected to materially and adversely impact the Purchased Assets.

(b) The Sellers are not aware of or have taken any action, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder (the "FCPA") or any other anti-corruption Laws applicable to the Sellers (collectively, "Anti-Corruption Laws"), including, without limitation, offering, paying, promising to pay or authorizing the payment of money or anything of value to a foreign governmental official or any other Person while knowing or having a reasonable belief that all or some portion of it would be given to a foreign governmental official and used for the purpose of (i) influencing any act or decision of a foreign governmental official or other Person, including a decision to fail to perform official functions; (ii) inducing any foreign governmental official or other Person to do or omit to do any act in violation of the lawful duty of such official; (iii) securing any improper advantage; or (iv) inducing any foreign governmental official to use influence with any Governmental Authority in order to affect any act or decision of such Governmental Authority, in order to assist any Sellers in obtaining or retaining business with, or directing business to, any Person, in each use, in violation of any applicable Anti-Corruption Laws.

(c) No Legal Proceeding involving OPI, with respect to any applicable Anti-Corruption Laws, is pending or, to the Knowledge of Sellers, threatened. No civil or criminal penalties have been imposed on OPI with respect to violations of any applicable Anti-Corruption

Law, nor have any disclosures been submitted to any Governmental Authority with respect to violations of the FCPA or any other applicable Anti-Corruption Laws.

Section 2.26 Warranties. Section 2.26 of the Sellers' Disclosure Schedules identifies each warranty Claim that has been asserted against OPI related to the sale or lease of Inventory or provision of services by OPI that required (or could reasonably be expected to require) OPI to incur costs or issue a credit in excess of $50,000 in the aggregate.

Section 2.27 Surety Bonds and Agreements.

(a) OPI has posted and paid for all deposits, letters of credit, trust funds, bid bonds, performance bonds, Tax bonds, licensing bonds, surety bonds and all such similar undertakings or financial security arrangements and any indemnity or underwriting agreements or other contracts with a surety required (on request of a customer or otherwise) to be posted in connection with the operation of OPI (collectively, "Surety Bonds and Agreements"). Section 2.27(a) of the Sellers' Disclosure Schedules contains a true and complete list of all Surety Bonds and Agreements to which OPI is a party or by which it or any of its Assets or properties is bound, including all Surety Bonds and Agreements posted by or on behalf of OPI in connection with its operations, including the name of each surety and obligee, a description and the estimated cost of completion for the project or job secured by each of such Surety Bonds and Agreements, and the expiration date of each of the Surety Bonds and Agreements.

(a) Except as expressly described in Section 2.27(b) of the Sellers' Disclosure Schedules, the Sellers are in compliance with all Surety Bonds and Agreements, orders of Governmental Entities, Licenses and Applicable Laws. Except as expressly described in Section 2.27 of the Sellers' Disclosure Schedules, the Sellers or Purchaser will not be required to obtain any one or more substitute Surety Bonds and Agreements with respect to any of its Surety Bonds and Agreements and, assuming all consents set forth in Section 2.27(b) of the Sellers' Disclosure Schedules have been obtained, the Surety Bonds and Agreements will remain in effect on identical terms immediately following the Closing.

Section 2.28 Government Contracts and Government Bids.

(a) Section 2.28(a) of the Sellers' Disclosure Schedules sets forth a complete list of Government Bids with a contemplated value in excess of $100,000, for which the Sellers or any of its Affiliates (with respect to OPI) (i) has received no notice of award; (ii) has not been excluded from the competitive range; or (iii) has not otherwise received notice that the Government Bid was unsuccessful.

(b) Except as set forth in Section 2.28(b) of the Sellers' Disclosure Schedules, to the Knowledge of Sellers, the Sellers (with respect to OPI) have complied, and are in compliance, with all material terms and conditions of each Government Contract and (i) have not materially breached or violated any Law, certification, representation, clause or provision, (ii) are not in breach of any Government Contract or Government Bid, (iii) have not been in material non-compliance with any applicable provision of the Federal Acquisition Regulations ("FAR") or Defense Federal Acquisition Regulation Supplement ("DFARS"), (iv) are not the subject of any

pending claim pursuant to the False Claims Act (31 U.S.C. §§ 3729 et seq.) and, to the Knowledge of Sellers, no facts or circumstances exist that could reasonably be expected to give rise to a claim under the False Claims Act against OPI, or (v) are subject to any material cost disallowance, withhold, offset, overpayment or credit requested by or on behalf of a Governmental Authority. No Government Bid submitted by OPI has been found to be non-responsive. All statements, representations, and certifications made by the Sellers (with respect to OPI) pertaining to any Government Contract have been current, accurate and complete.

(c) No notice of termination for default and no cure notice, show cause notice or other indication of termination is currently, or since January 1, 2020 has been, in effect pertaining to any Government Contract (with respect to OPI).

(d) Since January 1, 2020, neither the Sellers nor any of its Affiliates (with respect to OPI) have conducted or initiated any internal investigation, or made a voluntary or mandatory disclosure to any Governmental Authority, or any other Person with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(e) There exist no outstanding material claims or disputes with OPI, either by a Governmental Authority or by any other Person arising under or relating to any Government Contract or Government Bid.

Section 2.29 Brokers. Except as set forth in Section 2.29 of the Sellers' Disclosure Schedules, the Sellers have not incurred, and will not, directly or indirectly, as a result of any action taken by it, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Transaction Documents or the transactions contemplated thereby.

Section 2.30 Bank Accounts. Section 2.30 of the Sellers' Disclosure Schedules sets forth a list of all bank accounts in the name of or used by OPI since January 1, 2021.

Section 2.31 Registration. The Sellers are not under any contractual or other obligation to register any of its securities relating to or in connection with the sale of the Purchased Assets.

Section 2.32 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 2 (including the related portions of the Sellers' Disclosure Schedules), the Sellers and its directors, managers, officers, employees, consultants, counsel, accountants, and other agents have not made and do not make any other express or implied representation or warranty, either written or oral, on behalf of the Sellers. Any representations and warranties not specifically set forth in this Agreement, whether express or implied (including any implied or express warranty of merchantability, fitness for a particular purpose or non-infringement), are disclaimed by the Sellers. For avoidance of doubt and without limiting the foregoing, no representation or warranty is made with respect to any financial projections delivered to the Purchaser or its Affiliates. Without limiting the generality of the foregoing, Sellers have not made and do not make any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Sellers.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers, on a joint and several basis, as follows in this Article 3.

Section 3.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Florida and has the requisite power and authority, and all necessary approvals or qualifications from all Governmental Authorities to own, lease and operate its properties and assets and carry on its businesses as presently conducted. Purchaser is in good standing and qualified or licensed to do business in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified or licensed to do business could not reasonably be expected to have a material effect on Purchaser or its assets, properties or businesses.

Section 3.2 Authorization and Enforceability. All corporate action on the part of Purchaser and its directors and shareholders necessary for the authorization, execution, delivery and performance of the Transaction Documents by Purchaser has been duly and validly taken. Each of the Transaction Documents, when executed and delivered by the other parties thereto, shall constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Section 3.3 Consents; No Conflicts. No filing with or notice to, and no authorization, consent, approval or other Permit of, any Governmental Authority or other Person is necessary for the execution and delivery by Purchaser of the Transaction Documents or the consummation of the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, constitute a default under (whether with or without the passage of time, the giving of notice or both), give any third party the right to modify, terminate or accelerate any obligation under, result in the creation of any Lien (other than Permitted Liens) upon the assets of Purchaser pursuant to, or require the authorization, consent of or notice to any Person under, (a) Organizational Documents of the Purchaser (except for those consents covered by Section 3.2 above); (b) any Law to which the Purchaser is subject or may become subject pursuant to the Transaction Documents; (c) any Order which is applicable to the Purchaser; or (d) any Contract to which Purchaser is a party or by which its assets are bound.

Section 3.4 Brokers or Finders. Purchaser has not incurred, and will not incur, directly or indirectly, as a result of any action taken by it, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Transaction Documents or the transactions contemplated thereby.

Section 3.5 Due Diligence and Independent Investigation. Purchaser has conducted its own independent investigation of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of OPI for such purpose. Purchaser has entered into the transactions contemplated hereby with the understanding, acknowledgement and agreement that no

representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Business. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article 2 of this Agreement (including related portions of the Sellers' Disclosure Schedules); and (b) neither Sellers nor any other Person has made any representation or warranty as to Sellers, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article 2 of this Agreement (including the related portions of the Sellers' Disclosure Schedules).

ARTICLE 4
COVENANTS

Section 4.1 Public Announcements. Except as may be required by any Applicable Law, the Sellers or Purchaser shall not issue or cause or permit to be issued any press release or otherwise make any public statements with respect to the Transaction Documents or the transactions contemplated thereby without the prior written consent of the other party. Purchaser and Sellers will consult with each other concerning the means by which the employees, customers, vendors and others having dealings with the Sellers will be informed of the transactions contemplated by the Transaction Documents, and Purchaser has the right to be present for any such communication.

Section 4.2 Further Actions. The Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. To the extent all consents, approvals, authorizations, assignments, waivers, registrations and filings from and/or with any Person (including, without limitation, any Governmental Authority) necessary, proper or advisable to consummate and make effective the transactions contemplated by the Transaction Documents have not been obtained prior to Closing, following the Closing, the Parties shall cooperate and shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Transaction Documents as promptly as practicable, including, but not limited to, the following (*provided, however*, that, in connection with the foregoing, no Sellers shall make or cause to be made any commitment or undertaking or incur or cause to be incurred any Liability with respect to OPI without the consent of Purchaser):

(a) obtaining all necessary consents, approvals, authorizations, assignments, qualifications or waivers from, and giving any necessary notifications to, any Person (including, without limitation, pursuant to the terms of any Contract or Company Permit).

Section 4.3 Restrictive Covenants; Confidentiality.

(a) For a period commencing on the date hereof and ending on the fifth anniversary of the Closing Date (the "Restricted Period"), Sellers shall not, and shall cause their respective Affiliates and their respective members, managers, directors, officers, employees and representatives not to, within the Restricted Territory directly or indirectly, (i) own, manage, operate, control or participate in the ownership, management (including by serving as an officer,

director or manager), operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that competes with the Restricted Business (ii) or use, own, register, or retain or acquire any interest in a Trademark, company name, or domain name that is the same as or confusingly similar to a Company Mark, including the company name ORBITAL POWER INC., the domain name orbitalpowerinc.com, the design mark featuring a circle with power lines, and the slogan "Powering Electric Utilities" (iii) enter into any agreement with Oncor Electric Delivery Company LLC ("Oncor"). As used in this Section 4.3, "Restricted Business" shall mean the business of OPI, and all business engaged by OPI within 24 months prior to the Closing Date; "Restricted Territory" shall mean the States of Texas, Oklahoma, Arizona, Louisiana, Arkansas, Georgia, Florida, and North Carolina. Notwithstanding the foregoing, the restrictive covenant contained in this Section 4.3(a) shall not prevent the officers and directors of OIG from partaking in, doing or performing any of the actions listed under Section 4.3(a)(i-ii) hereof.

(b) During the Restricted Period, Sellers shall not, and shall cause their respective Affiliates and their respective members, managers, directors, officers, employees and representatives not to: (i) cause, solicit, induce, encourage or otherwise attempt to persuade any former employees or independent contractors of OPI subsequently hired by Purchaser to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage Oncor or any actual client or customer of OPI (including any existing or former customer of OPI, to terminate or adversely modify any agreement or otherwise direct or engage in any act which may interfere with or adversely affect, alter or change the relationship (contractual or otherwise) with Purchaser or Purchaser's Affiliates. Notwithstanding the foregoing, the restrictive covenant contained in this Section 4.3(b) shall not prevent:

(i) the Sellers and their respective Affiliates from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any former employees or independent contractor of OPI who respond to any such advertisement or who initiate any contact with the Sellers.

(c) From and after the date hereof, Sellers shall not, and shall cause their respective Affiliates and their respective members, managers, directors, officers, employees and representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized members, managers, directors, officers, employees and representatives of the Sellers or Purchaser, or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Sellers or Purchaser, any Confidential Information. For purposes of this Section 4.3(c), "Confidential Information" means any information with respect OPI, including methods of operation, Customers, Customer lists, prices, fees, costs, technology, inventions, trade secrets, know-how, designs, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Closing Date; or (ii) becomes generally available to the public, other than as a result of a disclosure not otherwise permissible hereunder.

(d) From and after the date hereof, the Parties shall not, and shall cause their respective Affiliates and their respective members, managers, directors, officers, employees and representatives not to, directly or indirectly, disparage or demean the Sellers or Purchaser or their

respective members, managers, directors, officers, shareholders, partners, employees and agents. The foregoing shall not be violated by truthful statements in direct response to Legal Proceedings (including, without limitation, depositions in connection with such Legal Proceedings).

(e) The covenants and undertakings contained in this Section 4.3 relate to matters that are of a special, unique and extraordinary character and the parties hereto agree that a violation of any of the terms of this Section 4.3 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of this Section 4.3 will be inadequate. Therefore, Purchaser shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 4.3 without the necessity of proving actual damages or posting any bond. The rights and remedies provided by this Section 4.3 are cumulative and in addition to any other rights and remedies Purchaser may have hereunder or at Law or in equity.

(f) In the event that Sellers, their respective Affiliates or any of their respective members, managers, directors, officers, employees and representatives violates any of the covenants contained in this Section 4.3, then the Restricted Period with respect to such covenant will be extended by a period of time equal in length to the period during which such violation occurred. The Parties hereto agree that if any court of competent jurisdiction in a final non-appealable judgment determines that a specified time period, geographical area, business limitation or any other relevant feature of this Section 4.3 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party. Without limitation to Section 6.8, the Parties agree that the covenants and other provisions contained in this Section 4.3 are severable and distinct covenants and provisions, and the invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions of this Section 4.3, and any such invalidity or unenforceability in any provision will not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 4.4 Preservation of Records. Each Party agrees that it shall preserve and keep the records held by it or its Affiliates relating to the operation (and ownership, as applicable) of OPI and the Purchased Assets prior to the Closing Date for a period of three (3) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such Party in connection with, among other things, preparation of Tax Returns, insurance Claims by, Legal Proceedings against or governmental investigations of such other Party or any of its Affiliates, as the case may be, or in order to enable such other Party to comply with its obligations under the Transaction Documents. In the event a Party wishes to destroy (or permit to be destroyed) such records after that time, such Party shall first give 60 calendar days' prior written notice to the other and the notified Party shall have the right, at its option and expense, upon prior written notice given to the notifying Party within such 60-day period, to take possession of the records within 180 calendar days after the date of such notice.

Section 4.5 Employees and Company Benefit Plans.

(a) Purchaser expects to hire all of OPI's existing employees as of the Closing Date. Purchaser intends to provide to each Employee either the same or substantially similar compensation and benefits compared to those maintained by OPI for each Employee in effect as of the Closing Date. For the avoidance of doubt, other than as provided in the Employment Agreements, Purchaser shall not be required to hire any Employee for any specified time following the Closing Date pursuant to this Agreement and is not assuming any obligations under any of Sellers' Company Benefit Plans.

(b) Sellers shall be responsible for the payment of all Pre-Closing Compensation. Any post-Closing Liabilities in respect of severance or any other obligation due upon termination under any severance, employment, termination or collective bargaining agreement, or under COBRA with respect to any Employee who is terminated by OPI effective as of or following the Effective Time shall be borne one hundred percent (100%) by OPI. Any post-Closing Liabilities in respect of severance or any other obligation due upon termination under any severance, employment, termination or collective bargaining agreement, or under COBRA with respect to any Employee who voluntarily terminates his or her employment with OPI prior to or as of the Closing Date shall be borne one hundred percent (100%) by OPI.

(c) With respect to any "mass layoff" or "plant closing" as defined by the WARN Act or similar applicable state or local Law affecting any Employees or other individuals performing work or services related to or for the Project who may be legally classified as employees of Sellers, Sellers shall (i) comply fully with the WARN Act and any similar applicable state or Applicable Law, and (ii) perform and discharge the obligation, if any, to serve in a timely manner and fashion all notices required by the WARN Act or similar applicable state or Applicable Law to Employees or other individuals performing work or services related to or for the Project who may be legally classified as employees of Sellers.

Section 4.6 Collection of Payments.

(a) If any Sellers or any of its Affiliates collects any funds relating to any Purchased Asset after the Closing, such Sellers or such Affiliate shall remit such funds to Purchaser within five (5) Business Days after receipt thereof.

Section 4.7 Tax Matters.

(a) *Transfer Taxes*. Purchaser will be solely responsible for and will pay when due all applicable sales, use, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the other Transaction Documents, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on Purchaser, the Purchased Assets. Notwithstanding anything to the contrary set forth herein,

(b) *Intended Tax Treatment*. The Parties agree that, for federal (and, where applicable, state and local) income Tax purposes the transfer, purchase and sale of the Purchased Assets pursuant to this Agreement shall be treated (the "Intended Tax Treatment") in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432, (i) from the perspective of the parties, as a taxable

sale of assets pursuant to Section 741 of the Code in exchange for the Purchase Price (including any other items treated as taxable consideration for the purchased equity interests for income Tax purposes).

(c) *Tax Indemnification of Purchaser*. Sellers shall, jointly and severally, indemnify the Purchaser Indemnified Parties and hold them harmless from and against (i) any Damages directly or indirectly arising out of, resulting from or in connection with any breach of any Tax Representation; (ii) any Damages directly or indirectly arising out of, resulting from or in connection with any breach by the Sellers of any covenant, agreement, undertaking or obligation in this Section 4.7; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Sellers (or any predecessor of any of the foregoing) is or was a member on or prior to the Effective Time, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation; (iv) all Bulk Sale Taxes; (v) all Taxes of the Sellers or relating to OPI for all Tax Periods; and (viii) all Taxes of any Person imposed on the Sellers or Purchaser arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing Date. Without limitation to the foregoing, Sellers shall reimburse Purchaser or the Sellers, as applicable, for any Taxes that are the responsibility of Sellers pursuant to this Section 4.7 within five (5) Business Days prior to the due date for payment of such Taxes. Purchaser shall notify Sellers in writing of the receipt of any written notice received by the Sellers, Purchaser or any of Purchaser's Affiliates which involves the assertion or commencement of any Legal Proceeding in respect of which indemnity may be sought by Purchaser pursuant to this Section 4.7 (a "Tax Claim"). The provisions of Section 5.5 shall apply, *mutatis mutandis*, to any Tax Claim and indemnification thereof pursuant to this Section 4.7(c).

(d) *Tax Indemnification of Sellers.* Purchaser shall indemnify the Sellers and their respective Affiliates and hold them harmless from and against any Damages directly or indirectly arising out of, resulting from or in connection with any breach of any covenant, agreement, undertaking or obligation in this Section 4.7. Without limitation to the foregoing, Purchaser shall reimburse the Sellers, as applicable, for any Taxes that are the responsibility of Purchaser pursuant to this Section 4.7 within five (5) Business Days prior to the due date for payment of such Taxes.

(e) *Indemnification Payments*. Any amounts payable to a Purchaser Indemnified Party or Sellers pursuant to this Section 4.7 shall be due within thirty (30) days from written demand.

(f) *Survival*. Notwithstanding anything in this Agreement to the contrary, the representations and warranties, covenants and agreements of the Parties contained in this Agreement relating to Taxes, including Section 2.11(c)(iii), Section 2.16 and Section 2.17(e) (each, a "Tax Representation", and collectively, the "Tax Representations"), Section 4.4 and this Section 4.7, shall survive until 30 days following the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension of such statute of limitations).

(g) *Cooperation*. Purchaser and Sellers will cooperate and provide each other with such reasonable assistance as either of them may reasonably request in connection with the

preparation and filing of any Tax Return pursuant to this Section 4.7 or otherwise with respect to the Sellers, the Purchased Assets, or any audit or other examination by any Governmental Authority or any Legal Proceedings relating to Taxes with respect to the Sellers or the Purchased Assets. Each Party will retain and provide the other Party upon request with all Tax Returns, schedules, work papers, and other records or information that may be reasonably relevant to such return, audit or examination, Legal Proceedings or determination.

(h) *Conflict with Article 5*. To the extent that any obligation or responsibility pursuant to this Section 4.7 conflicts with an obligation or responsibility pursuant to Article 5, the provisions of this Section 4.7 shall govern.

Section 4.8 Access and Use; Migration.

(a) For a period of 18 months following the Closing, (i) each Party shall, and shall cause its respective Affiliates to, provide the other Party and its employees access to and use of the software system and any other software used by both the Sellers and its Affiliates, such that following the Closing, both the Sellers and its Affiliates are able to operate in substantially the same manner as they did prior to the Closing, including, without limitation, by the Sellers maintaining its same user rights, and (ii) in furtherance thereof, each Party agrees to provide the other Party and its and its Affiliates' employees and any applicable third-party service providers or subcontractors, reasonable access to the facilities, assets, and books and records of such Party.

(b) Following the Closing, the Parties shall cooperate to complete the migration of the Sellers' data from physical servers to the Sellers' cloud of network drives and associated data as expeditiously as practicable, in accordance with the terms of the TSA.

Section 4.9 Release.

(a) Effective upon the Closing, Sellers, on their own behalf and on behalf of their respective, and their respective Affiliates' executors, heirs, administrators, predecessors, successors and assigns, as applicable (collectively, the "Sellers Releasing Parties"), (i) agree that the Purchaser, each of their respective Affiliates and each of their and their respective Affiliates' members, managers, directors, officers, employees and representatives (collectively, the "Purchaser Released Parties") shall not have any liability, obligation or responsibility to any of the Sellers Releasing Parties of any kind or nature whatsoever based upon the or any facts, circumstances, or matters relating to the Sellers or any Affiliates occurring prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and (ii) hereby irrevocably and unconditionally release, waive and discharge each of the Purchaser Released Parties from any and all obligations, responsibilities, debts and any other liabilities to any of the Sellers Releasing Parties of any kind or nature whatsoever based or any facts, circumstances or matters relating to the Sellers or the Purchased Assets contemplated by this Agreement occurring at or prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, with the exception of, in each case, with respect to the applicable Purchaser Released Party, any obligations or liabilities under this Agreement or any other Transaction Documents (collectively, the "Sellers' Released Claims" and each a "Sellers' Released Claim").

(b) Effective upon the Closing, each Sellers Releasing Party (i) irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Legal Proceeding of any kind against any Purchaser Released Party, based on any Sellers' Released Claim, and (ii) releases and discharges the Purchaser Released Parties from and against any liability arising out of or in connection with any action taken or omitted to be taken by the Sellers' Representative in accordance with the provisions of this Agreement, the other Transaction Documents or the authorization in **Error! Reference source not found.** or the Sellers' Representative's failure to distribute any amounts received by the Sellers' Representative on behalf of Sellers to any Sellers.

(c) Effective upon the Closing, Purchaser, on its own behalf and on behalf of its respective Affiliates, and its respective Affiliates' executors, heirs, administrators, predecessors, successors and assigns, as applicable (collectively, the "Purchaser Releasing Parties"), (i) agree that the Sellers, each of their respective Affiliates and each of their and their respective Affiliates' members, managers, directors, officers, employees and representatives (collectively, the "Sellers Released Parties") shall not have any liability, obligation or responsibility to any of the Purchaser Releasing Parties of any kind or nature whatsoever based upon the or any facts, circumstances, or matters relating to the Purchaser or any Affiliates occurring at or after the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and (ii) hereby irrevocably and unconditionally release, waive and discharge each of the Sellers Released Parties from any and all obligations, responsibilities, debts and any other liabilities to any of the Purchaser Releasing Parties of any kind or nature whatsoever based or any facts, circumstances or matters relating to the Purchaser or the Purchased Assets contemplated by this Agreement occurring at or after the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, with the exception of, in each case, with respect to the applicable Sellers Released Party, any obligations or liabilities under this Agreement or any other Transaction Documents (collectively, the "Purchaser's Released Claims" and each a "Purchaser's Released Claim").

Section 4.10 Transfer of OPI Bank Account

a. Following the Closing, Sellers shall remain in control of the bank accounts in the name of or used by OPI listed on Section 2.30 of the Seller's Disclosure Schedules (the "OPI Account") and the Parties shall cooperate to transfer all of Purchased Assets and Assumed Liabilities associated with the OPI Account (the "Account Items") to the account(s) to be identified by the Purchaser. The Purchaser shall take all necessary and appropriate actions to establish the requisite operating accounts for the operation of OPI's business and will work in good faith to receive and assume the Account Items.

b. To facilitate the transfer of the Account Items the Parties shall designate representatives to coordinate daily following the Closing, or as otherwise determined by the Parties, to determine distributions to and from the OPI Account until the Account Items have been transferred to the Purchaser. In the event of a conflict between the parties, the final decision of the Purchaser shall be binding.

c. The Parties shall determine a standing balance of cash to be held in the OPI Account based on the forecasted cash flow to the OPI Account and the remaining obligations and

liabilities associated with the OPI Account (the "Standing Balance"). The Standing Balance shall start at One Hundred Thousand Dollars (U.S. $100,000), to be modified on the mutual agreement of the Parties. Amounts in the OPI Account in excess of the Standing Balance will be distributed pursuant to the direction of the Purchaser. It is mutually agreed that the Standing Balance is included as a "Purchased Asset" and may only be used as directed by Purchaser. Any unused Standing Balance shall be released to Purchaser.

ARTICLE 5
INDEMNIFICATION

Section 5.1 Survival. Except for the Fundamental Representations (as defined below), absent fraud, intentional misrepresentation, or willful misconduct, the representations and warranties of the Parties contained in this Agreement shall survive for a period of eighteen (18) months from the Closing, regardless of any investigation or lack of investigation by any of the parties hereto. The Fundamental Representations shall survive the Closing indefinitely. "Fundamental Representations" shall mean the representations and warranties contained in Sections 2.1 (Organization and Standing); 2.2 (Legal Power); 2.4 (Capitalization); 2.7 (Title, Condition and Sufficiency of Assets); 2.9 (Financial Statements); 2.13 (Compliance with Laws); 2.15 (Litigation); and 2.16 (Taxes). Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the inaccuracy of such representation or warranty giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time, together with a reasonably detailed explanation as to why such Party asserts indemnity is proper. The covenants and other obligations and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their terms or, if no survival period is specified, 60 days following the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation, or extension of such statute of limitations).

Section 5.2 Indemnification by Seller. Sellers shall jointly and severally indemnify and hold harmless Purchaser and its representatives, members, officers, managers, controlling persons and Affiliates (collectively, the "Purchaser Indemnified Parties") for, and will pay to timely and reimburse the Purchaser Indemnified Parties the amount of, any Liability, Claim, Taxes, damage (including incidental and consequential damages), cost, expense (including costs of investigation and defense and reasonable attorneys' fees), and charge, whether or not involving a third-party claim (collectively, "Damages") directly or indirectly arising out of, resulting from or in connection with (a) any breach of any representation or warranty made by any of Sellers in this Agreement or in any Transaction Document (including without limitation Article 2 of this Agreement); (b) any breach by any of Sellers of any covenant or obligation of such Sellers in any Transaction Document; (c) any of the matters set forth in Section 5.2 of the Sellers' Disclosure Schedules; (d) the Known Legal Proceedings or (e) any Excluded Liabilities.

Section 5.3 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Sellers and their representatives, members, officers, managers, controlling persons and Affiliates (collectively, the "Sellers Indemnified Parties") for, and will pay to timely and reimburse the Sellers Indemnified Parties the amount of, any Liability, Claim, Taxes, damage (including incidental and consequential damages), cost, expense (including costs of investigation and defense and reasonable

attorneys' fees), and charge, whether or not involving a third-party claim (collectively, "Damages") directly or indirectly arising out of, resulting from or in connection with (a) any breach of any representation or warranty made by Purchaser in this Agreement or in any Transaction Document (including without limitation Article 2 of this Agreement); (b) any breach by Purchaser of any covenant or obligation of Purchaser in any Transaction Document; (c) the Known Legal Proceedings where Purchaser is a party thereto or (d) any Assumed Liabilities.

Section 5.4 Limitations; Calculation of Damages. The indemnification provided for in Section 5.2 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Purchaser Indemnified Parties under Section 5.2 unless and until the aggregate of all Damages incurred by one or more of the Purchaser Indemnified Parties has exceeded Fifty Thousand Dollars (U.S. $75,000) (the "Threshold"), in which event Sellers shall be liable for the amount of all Damages incurred by such Purchaser Indemnified Parties from the first dollar (subject to the remaining provisions of this Section 5.4).

(b) Absent fraud or a breach of the Fundamental Representations, the aggregate amount of all Damages for which Sellers shall be liable pursuant to Section 5.2 shall not exceed Two Million Five Hundred Thousand Dollars (U.S. $2,500,000) (the "Aggregate Cap").

(c) Notwithstanding the foregoing, the limitations set forth in Section 5.4(a)-(b) shall not apply with respect to any claim involving fraud or an intentional

(d) For purposes of determining whether there has been a breach for indemnification purposes and the amount of any Damages that may be the subject of a matter of a claim for indemnification hereunder (including any determination whether the Aggregate Cap has been met), each representation and warranty in this Agreement and each other Transaction Document shall be read without regard and without giving effect to the term(s) "material" or "Material Adverse Effect" contained therein.

Section 5.5 Indemnification Procedures. The Party or Affiliate making a claim for indemnification under this Article 5 is referred to as the "Indemnified Party", and the Party against whom such claim is asserted under this Article 5 is referred to as the "Indemnifying Party".

(a) In the event any Indemnified Party desires to assert a claim for indemnification under this Article 5 with respect to any matter not involving a Third-Party Claim, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim; *provided, however*, that the failure to provide such a notice shall not affect the rights of an Indemnified Party hereunder except to the extent that the Indemnifying Party was materially and irrevocably prejudiced by such failure.

(b) In the event that any Claim for which an Indemnifying Party may have liability to any Indemnified Party pursuant to this Agreement is asserted against or sought to be collected from any Indemnified Party by a third party (a "Third-Party Claim"), such Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third-Party Claim and the amount or the estimated amount of Damages sought thereunder (which estimate shall not be conclusive of the final amount of such Third-Party Claim) (a "Claim Notice"); *provided, however*, that the failure to provide such notice shall not affect the rights of an Indemnified Party hereunder

except to the extent that the defense of such Third-Party Claim is materially and irrevocably prejudiced by such failure. The Indemnifying Party shall have 30 days after receipt of the Claim Notice to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.

(c) In the event that the Indemnifying Party notifies the Indemnified Party within such 30-day period that it desires to defend the Indemnified Party against a Third-Party Claim, subject to Sections 5.5(d)-(e): (i) the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate Legal Proceedings; (ii) subject to the immediately succeeding sentence, the Indemnified Party shall have the right to participate in the defense of such Claim at its own expense and shall not settle or compromise the Third-Party Claim; and (iii) subject to the final sentence of this Section 5.5(c), the Indemnifying Party shall have the power and authority to settle or consent to the entry of judgment in respect of the Third-Party Claim without the consent of the Indemnified Party if the judgment or settlement results only in the imposition of money damages which is paid in full by the Indemnifying Party and includes a release of the Indemnified Party from any and all liability thereunder, and, in all other events, the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement in respect of a Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party shall participate in the defense of any Third-Party Claim, it shall participate at its sole cost and expense, unless the Indemnified Party is participating in such defense as provided in Sections 5.5(d)-(e), in which case the Indemnifying Party shall bear the cost and expense of such participation. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), settle, compromise or offer to settle or compromise any Third-Party Claim if such settlement or compromise (w) lacks a full and complete release of the Indemnified Party with respect to such claim, involves a relationship with a Material Customer or Material Supplier, (x) imposes an Order or similar directive issued by any Governmental Authority that would restrict the future activity or conduct of the Indemnified Party (or, in the case of any Purchaser Indemnified Party, its Affiliates,) or (z) includes a finding of a violation of Law or violation of the rights of any Person by the Indemnified Party (or, in the case of any Purchaser Indemnified Party, its Affiliates).

(d) The Indemnified Party shall have the right, but not the obligation, to provide its own defense and to settle or compromise the Third-Party Claim as it deems appropriate, all at the Indemnifying Party's sole cost and expense, if: (i) the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise; (ii) after assuming the defense of a Third-Party Claim, the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within 10 days after receiving written notice from the Indemnified Party stating that the Indemnifying Party has so failed; or (iii) the Indemnifying Party and the Indemnified Party are both named parties to the Legal Proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate, due to actual or potential differing interests between them.

(e) Sellers shall not have the right to defend or direct the defense of such Third-Party Claim, and the Indemnified Party shall have the right to defend or direct the defense of and to settle or compromise such Third-Party Claim as it deems appropriate, all at the Indemnifying Party's sole cost and expense, if: (i) the Third Party-Claim is asserted directly by or on behalf of a

Person that is a supplier or customer of the Seller; (ii) the Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party; or (iii) the Third-Party Claim is a Tax Claim.

(f) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other's relevant business records and other documents, and employees (including, if necessary, availability for depositions and testifying).

ARTICLE 6
MISCELLANEOUS

Section 6.1 No Assignment; Successors and Assigns; No Third-Party Beneficiary Rights. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators. Nothing contained herein shall create or be deemed to create any third-party beneficiary rights in any Person not a party hereto (except for Indemnified Parties under this Agreement). No assignment hereof or of any rights or obligations hereunder may be made by Purchaser, on the one hand, or Sellers, on the other hand, without the prior written consent of the other, and any attempted assignment without such required consent shall be void and without effect. Notwithstanding anything to the contrary set forth herein, Purchaser may assign this Agreement in whole or in part to an Affiliate.

Section 6.2 Entire Agreement; Amendment. This Agreement and the other Transaction Documents constitute the entire understanding and agreement between the parties hereto with regard to the subject matter hereof and thereof, and supersede any previous agreements and understandings between the parties hereto with respect to those matters (including, without limitation, the Indication of Interest dated April 21, 2023 between Ferreira Construction and OPI). Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver or termination is sought.

Section 6.3 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid, otherwise delivered by hand or by messenger, including any nationally recognized overnight delivery service, or delivered by electronic transmission (without "bounceback" or similar transmission error), and shall be addressed:

(a) if to **Seller**:

Orbital Power Inc.
5444 Westheimer Road
Suite 1650
Houston, TX 77056-5352
Attention: William J. Clough, Esq.
Email: wclough@orbitalenergygroup.com
with a copy to (which shall not constitute notice):

Johnson, Pope, Bokor, Ruppel & Burns LLP
311 Park Place Blvd, Suite 300
Clearwater, FL 33759
Attention: Michael T. Cronin
Email: mikec@jpfirm.com

(b) if to **Purchaser**:

Ferreira Power South, LLC
12800 US Highway 1
Suite 200
Juno Beach, FL 33408
Email: nferreira@ferreiragroup.com

with a copy to:

Trif & Modugno, LLC
89 Headquarters Plaza
North Tower, Suite 1201
Morristown, New Jersey 07960
Email: lmodugno@tm-firm.com
Tel: 973-547-3611

or at such other address as Sellers shall have furnished to Purchaser or Purchaser shall have furnished to Sellers. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered, if delivered personally, by messenger (including any nationally recognized overnight delivery service) or by electronic transmission, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, postage prepaid, certified mail, return receipt requested, addressed and mailed as aforesaid.

Section 6.4 Headings. The headings in this Agreement are for convenience and reference only and are not part of the substance of this Agreement.

Section 6.5 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to a Party upon any breach or default of the other Party under this Agreement shall impair any such right, power or remedy of the non-breaching Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or a waiver of or acquiescence in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Except to the extent otherwise provided herein, all remedies, either under this Agreement, by Law, in equity or otherwise afforded to a Party, shall be cumulative and not alternative.

Section 6.6 Expenses. Except as expressly provided in the Transaction Documents, each party hereto shall bear all of its own expenses with respect to the Transaction Documents and the transactions contemplated thereby or consummated contemporaneously therewith, except that in any action between the parties arising out of or relating to this Agreement, the substantially prevailing party in such action shall be awarded, in addition to any damages, injunctions or other relief, his, her or its costs and expenses, not limited to taxable costs, and reasonable attorneys' fees, and if each party prevails in a portion of any such dispute, the adjudicator of such dispute shall equitably allocate attorneys' fees, costs and related expenses based upon the extent to which each such party prevailed in the dispute.

Section 6.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties hereto actually executing such counterparts, and all of which together shall constitute one instrument. Signatures may be delivered by facsimile or by portable document format ("pdf") in electronic transmission, which shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 6.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, then this Agreement shall continue in full force and effect without such provisions; *provided, however*, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by the Transaction Documents are consummated to the extent possible, and in any case such term or provision shall be deemed amended to the extent necessary to make it no longer invalid, illegal or unenforceable.

Section 6.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Florida without reference to the conflicts of Law provisions thereof.

Section 6.10 Specific Performance.

(a) Each Party agrees that, in the event of any breach or threatened breach by the other Party of any covenant or obligation contained in this Agreement (including, but not limited to, Section 4.3), the non-breaching Party shall be entitled to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (ii) an injunction restraining such breach or threatened breach. In circumstances where a Party is obligated to consummate the transactions contemplated by the Transaction Documents and such transactions have not been consummated (other than as a result of the other Party's refusal to close in violation of this Agreement), each Party expressly acknowledges and agrees that the other Party and its members shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other Party and its members, and that such other Party on behalf of itself and its members shall be entitled to enforce specifically such Party's obligation to consummate such transactions.

(b) Each Party further agrees that the other Party shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.11 Jurisdiction and Venue.

(a) Each of the parties hereto hereby irrevocably submits to the jurisdiction of the Florida Circuit Court or in the event (but only in the event) that such court does not have subject matter jurisdiction over a Legal Proceeding, to the United States District Court for the Middle District of Florida (as applicable, the "Florida Court"), and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding that it is not subject thereto or that such action, suit or Legal Proceeding may not be brought or is not maintainable in such Florida Court, or that any Transaction Document may not be enforced in or by such courts, and the parties hereto irrevocably agree that any such Legal Proceeding shall be heard and determined in such Florida Court. The parties hereto hereby consent to and grant such Florida Court jurisdiction over the person of such parties and, to the extent permitted by Applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Legal Proceeding in the manner provided in Section 6.3 or in such other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11(B).

Section 6.12 Construction; Interpretation. This Agreement is the result of the joint efforts of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction for or against any party based on any presumption of that party's involvement, or lack of involvement, in the drafting thereof. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders, and the terms "include" and "including" shall be inclusive and not exclusive and, to the extent not already followed by the words "without limitation" or "but not limited to," shall be deemed to be followed by the words "without limitation." The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and shall not simply mean, "if". Unless otherwise specified, the terms "hereof," "herein," "hereunder," "herewith" and similar

terms refer to this Agreement as a whole (including the Schedules and Exhibits to this Agreement), and references herein to Sections and Articles refer to sections and articles of this Agreement.

[Remainder of this page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed themselves or by their respective duly authorized officers as of the date first written above.

PURCHASER:
FERREIRA POWER SOUTH, LLC

DocuSigned by:
By: Nelson Ferreira
84F5811FC05D4AC...
Name: Nelson Ferreira
Title: Managing Member

SELLERS:
ORBITAL POWER INC.

DocuSigned by:
By: James F. O'Neil III
96E78C3195BC41B...
Name: James F. O'Neill III
Title: Chief Executive Officer

ORBITAL INFRASTURCTURE GROUP, INC.

DocuSigned by:
By:
89C86E636533401...
Name: William J. Clough
Title: Executive Chairman and General Counsel

Exhibit A

DEFINED TERMS

In addition to the other defined terms used herein, as used in this Agreement, the following terms when capitalized have the meanings indicated.

"Accounts Payable" means (i) all trade accounts payable and other payment obligations to suppliers of OPI, including all trade accounts payable representing amounts payable in respect of goods shipped or products sold or services rendered; (ii) all other accounts and notes payable of OPI; and (iii) any Liabilities relating to any of the foregoing.

"Accounts Receivable" means (i) all trade accounts receivable and other rights to payment from customers of OPI, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to Customers; (ii) all proceeds, credits due, rebates and other accounts and notes receivable of OPI; and (iii) any claims, remedies and other rights related to any of the foregoing.

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; *provided* that (i) any director or executive officer of a corporation, manager of a limited liability company, general partner of a partnership, trustee of a trust, or owner of a twenty-five percent (25%) or more beneficial interest in any such entity shall be presumed to control that entity; and (ii) no natural person shall be deemed to be controlled by, or under common control with, any other Person;.

"Applicable Law" means any Law to which a specified Person or its property is subject.

"Assets" means all of the assets, whether real, personal, mixed, tangible or intangible, that are owned, leased, used or held for use in connection with OPI, including all assets owned by OPI.

"Benefit Plan" means with respect to OPI, any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation right, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, consulting, severance, separation, termination, change of control or other benefit plan, program, agreement (including any collective bargaining agreement), practice, policy or arrangement, whether or not subject to ERISA (including any "employee benefit plan" within the meaning of Section 3(3) of ERISA (including Multiemployer Plans)).

"Books and Records" means all records (including electronic and computer records, correspondence and other recorded knowledge) relating to OPI, the Purchased Assets, including purchasing, sales, pricing, customers, suppliers, Inventory, raw goods, employees, independent contractors, corporate governance and other related matters.

"Business" means the business of OPI conducted prior to the date of this Agreement, including, without limitation, OPI's business of constructing, installing, repairing, or maintaining electrical transmission lines, electrical distribution lines (both overhead and underground), substations, street lights, OPGW and ADSS cables, or Smart grid systems, and storm repair services of electrical infrastructure for electric utility companies.

"Business Day" means a day other than a Saturday, Sunday or other day on which banks located in Melbourne, Florida are authorized or required by Applicable Law to close.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"CERCLIS" means the Comprehensive Environmental Response, Compensation, and Liability Information System now or formerly maintained by the EPA.

"Claim" means any demand, claim (including Third-Party Claims), action or cause of action, suit, arbitration, investigation, assessment, encumbrance, complaint, directive, citation, information request issued by a Government Authority, legal or administrative proceeding, order, notice of potential responsibility, damage or sanction, with respect to OPI.

"Closing Indebtedness" means all outstanding Indebtedness in and upon, or in any way affecting, OPI or any of its assets as of the Closing, *other than* Permitted Closing Indebtedness.

"COBRA" means the provisions of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any and all similar state or local laws and/or ordinances.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Benefit Plan" means each and every Benefit Plan, in which OPI participates, which currently is sponsored, maintained, or contributed to (or required to be contributed to) by the Sellers or any ERISA Affiliate (or their predecessors) for the benefit of the Employees or the former employees of the Sellers or any ERISA Affiliate (or their predecessors), or any agents, consultants or similar representative providing services to or for the Sellers or any ERISA Affiliate (or their predecessors) under which any of the Sellers or any ERISA Affiliate (or their predecessors) have or would reasonably be expected to have any current Liability.

"Intellectual Property" means all Intellectual Property Rights owned, used or held for use by OPI.

"Contract" means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding or undertaking, commitment or obligation, whether written or oral (including any amendments thereto).

"Coronavirus Pandemic" means as declared by the World Health Organization on March 11, 2020, the 2020 Coronavirus Pandemic caused by COVID-19.

"COVID-19" means the 2019 novel coronavirus (2019-nCov) and severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), including any past and emerging variants thereof.

"Current Liabilities" means, with respect to OPI, obligations expected to be paid during the normal operating cycle of OPI in less than one year including Accounts Payable, accrued liabilities (including, but not limited to accrued and unpaid Pre-Closing Compensation), billings in excess of costs, and other current liabilities in accordance with US GAAP on a consistent basis as presented in the interim financial statements.

"Customers" means customers, consumers, end users, distributors, resellers, or similar Persons associated with OPI.

"Environmental Laws" means any Applicable Laws of any Governmental Authority having jurisdiction over OPI or the Purchased Assets which relate to pollution or the cleanup thereof, the protection or cleanup of the environment (including, but not limited to, ambient air, surface water, groundwater, land surface or subsurface strata), the protection of natural resources, endangered or threatened species, human health or safety, the presence, release or disposal of Hazardous Substances or other deleterious substances in or into the environment, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances including all such Laws, Orders, rules, regulations and judgments as same may be amended, varied or modified in the future. The term "Environmental Laws" includes, but is not limited to, the following, including any state law analogs, and any of their respective implementing regulations: CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"EPA" means the U.S. Environmental Protection Agency.

"Equipment" means all equipment, machinery, furniture, fixtures, vehicles, computers, parts inventory, office equipment, spare parts, tools, telephony and related communications equipment and other items of tangible personal property owned, used or held for use by OPI.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, any Sellers as defined in Section 414(b), (c), (m) or (o) of the Code.

"Excluded Liabilities" means, except with respect to those Liabilities) composing all Liabilities of the Sellers or their respective Affiliates of any kind or nature whatsoever, at any time existing or asserted, whether related to OPI, the Purchased Assets or otherwise (or which may be

asserted against or imposed upon Purchaser as a successor or transferee of the Sellers or as an acquirer of OPI, the Purchased Assets, or otherwise by operation of Applicable Law), whether known or unknown to the Sellers, and/or Purchaser as of the Effective Time, which Liability relates to or arises out of the ownership or operation of OPI, or the Purchased Assets prior to the Closing; *provided* that, for the avoidance of doubt, Excluded Liabilities shall exclude any Liabilities of the Company or Purchaser arising out of or resulting from the operation of OPI after the Closing Date Time.

"GAAP" means United States generally accepted accounting principles, consistently applied, *provided, however* that "GAAP" does not include (a) accounting rules in Regulation S-X promulgated by the Securities and Exchange Commission for use by companies ("Public Companies") whose securities are registered under the Securities Exchange Act of 1934 (the "1934 Act"), to the extent such Regulation S-X accounting rules are not required by GAAP to be used by companies that are not Public Companies; or (b) internal control and similar requirements imposed only on Public Companies by the Sarbanes-Oxley amendments to the 1934 Act.

"Governmental Authority" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

"Government Bid" means any quotation, bid or proposal by the Sellers or any of its Affiliates (with respect to OPI) that, if accepted or awarded, would result in a Government Contract.

"Government Contract" means any Contract, including any prime contract, subcontract, letter contract, purchase order or delivery order, (a) by or between the Sellers or any of its Affiliates (with respect to OPI) and any Governmental Authority (including any facilities contract or lease for the use of government-owned facilities) or (b) by or between the Sellers or any of its Affiliates (with respect to OPI), as a subcontractor at any tier, and any other Person, including resellers and distributors, in connection with any Contract with a Governmental Authority.

"Hazardous Substances" means, collectively: (i) any flammable explosives, radioactive materials, petroleum or petroleum products, asbestos in any form that is or could become friable, lead paint, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, radon gas, and per- and polyflourinated alkyl substances, perflourooctanoid acid substances, and perflourooctane sulfonate substances; (ii) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "pollutants," "contaminants," "solid waste," "toxic chemical," "hazardous chemical," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "oil field waste" or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material, substance, or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority.

"HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations issued pursuant thereto, including the Privacy Rule and Security Rule.

"Indebtedness" of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if incurred and payable), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued Current Liabilities arising in the Ordinary Course of Business other than the current liability portion of any indebtedness for borrowed money); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than Permitted Closing Indebtedness); (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if incurred and payable), unpaid fees or expenses and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all obligations of such Person related to any commission or any incentive award owed to any current or former employee (other than as otherwise included in Current Liabilities); (viii) all obligations of such Person related to personal expenses of any Sellers or current or former employee; (ix) any liabilities of such Person related to charitable or commitments; (x) all obligations of such Person related to any checks whether or not cleared (other than as otherwise included in Current Assets or Current Liabilities); (xi) all liabilities or obligations due to incurred, but unpaid union, works council agreements, employee representative agreements, or other labor organization expenses (other than as otherwise included in Current Liabilities); (xii) all obligations or liabilities of such Person related to any deferred payroll or employment Taxes pursuant to any COVID-19 Law; (xiii) solely to the extent not terminated at or prior to Closing, all intercompany and Related Party payables and receivables among OPI, any Sellers and/or any of their respective Affiliates not incurred in the Ordinary Course of Business for bona fide services or goods at market rates; (xiv) all obligations of the type referred to in clauses (i) through (xiii) of any third Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (xv) all obligations of the types referred to in clauses (i) through (xiv) of third Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

"Intellectual Property Rights" means all rights, whether owned or licensed from third parties, in and to any (i) inventions (whether or not patentable), trade secrets, technical data, confidential information, databases, Customer lists, supplier lists, designs, tools, methods, processes, technology, ideas, know-how, product roadmaps and other proprietary information and materials; (ii) trademarks; (iii) documentation, advertising copy, marketing materials, websites (including, but not limited to, all domain names associated with OPI, and the content of any web pages and social media accounts and sites associated with those domains), social media rights, accounts and sites, specifications, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, interfaces, program files, design documents, flowcharts, user manuals and training

materials relating thereto and any translations thereof; (v) business methods, online purchasing and fulfillment systems, account and inventory management processes and data processing procedures and related websites, software, hardware and databases; and (vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the intellectual property set forth in clauses (i) through (v) in any country of the world, including all Company Patents, all registered and unregistered copyrights in both published and unpublished works, all trademarks, service marks and other proprietary indicia (whether or not registered), trade secret rights, moral rights or other literary property or author's rights, and all applications, registrations, issuances, divisions, continuations, continuations-in-part, renewals, reexaminations, reissuances and extensions of the foregoing, and the right to sue for past, present and future infringement, misappropriation, or violation of each of the foregoing rights.

"Inventory" means all inventory related to OPI, wherever located, including all work-in-progress, supplies, parts and finished goods, whether held at any location or facility of OPI or in transit to OPI.

"IRS" means the Internal Revenue Service.

"Key Executives" mean, collectively, Justin McKenzie and Jonathon Richardson.

"Knowledge" means the knowledge of each of Sellers, William Clough, James O'Neill and the Key Executives, in each case after due inquiry.

"Law" means any foreign, federal, state or local Law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

"Legal Proceeding" means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or Claims (including counter-claims) by or before a Governmental Authority.

"Liability" means any Indebtedness, loss, damage, adverse Claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

"Liens" means pledges, liens, leases, licenses, conditional sales contracts, Claims, encumbrances, activity or use restrictions, security interests, mortgages or deeds of trust, of any kind or nature whatsoever, other than Permitted Liens.

"Material Adverse Effect" means, individually or in the aggregate, a material adverse effect on OPI, the Purchased Assets, prospects, results of operations or condition (financial or otherwise) of OPI (including any material change in OPI direction of OPI not agreed to by Purchaser), or on the Sellers' ability to consummate the transactions contemplated by the Transaction Documents.

"Order" means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

"Ordinary Course of Business" means any transaction that constitutes an ordinary day-to-day business activity of OPI, including intercompany transactions and cash transfers consistent with past practice between OPI and OIG, conducted in a commercially reasonable and businesslike manner, consistent with past practice and being such another Person of similar nature and size and engaged in a similar business to OPI might reasonably be expected to carry out from time to time.

"Permit" means all permits, licenses, franchises, approvals, authorizations, registrations, certifications and certificates, accreditations, variances, servitudes and similar rights obtained, or required to be obtained, from any industry, certifying or other regulatory organization or Governmental Authority.

"Permitted Closing Indebtedness" means all Indebtedness of OPI to Altec Capital Services, Altec Industries, Inc., Custom Truck One Source, LP, Global Rental CO, Inc., Premier Truck Rentals, Line Gear Rentals, LLC, Specialty Fleet Rentals, and United Rentals, Inc.

"Permitted Liens" means any recorded easements, servitudes, covenants, rights of way, licenses, leases or other possessory interests, restrictions, encumbrances and other similar matters of record affecting right, title or interest in and to any Leased Real Property that do not or would not materially impair, in the sole determination of Purchaser, the use or occupancy of such Leased Real Property.

"Person" means an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, Governmental Authority, association, unincorporated organization or other entity.

"Personal Property Leases" means all leases, subleases, licenses or similar Contracts, and all amendments, modifications or supplements thereto or renewals thereof, relating to any personal property (or related items of Equipment or Inventory) associated with OPI.

"Pre-Closing Compensation" means all payments related to paid time off (PTO), any portion of the Sellers' payroll, bonus amounts, commissions or other incentive or deferred compensation amounts (excluding tax-qualified retirement benefits, severance and COBRA benefits) that have been accrued or which are earned and unpaid prior to the Effective Time, with respect to the officers, directors, managers, employees, consultants (who are natural Persons) and independent contractors (who are natural Persons) of OPI (including the employer portion of any employment, payroll, social security, unemployment or withholding Taxes related to all such amounts, in each case, to the extent that such amounts have been or should have been so accrued).

"Related Party" means Sellers and any other director, officer, member, manager, employee or equity holder of the Sellers any Affiliates, as well as any of such Person's Affiliates or members of such Person's immediate family (including any spouse, sibling, cousin, lineal ascendant or descendant, whether by blood, marriage or adoption), and any other entity in which any such Person owns or has any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market if less than five percent (5%) of the stock thereof is beneficially owned by all such Persons in the aggregate).

"Remedial Action" means any action to (a) clean up, remediate, remove, or treat Hazardous Substances in the environment, (b) prevent the release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, monitoring and operations and maintenance under Environmental Laws.

"Sellers' Disclosure Schedules" means the disclosure schedules delivered to Purchaser in connection with the execution and delivery of this Agreement.

"Taxes" means any income, corporation, gross receipts, profits, gains, capital stock, ad valorem, service, transfer, registration, severance, premium, windfall, excess profits, environmental, customs, duties, licensing, escheat, unclaimed or abandoned property, employment, unemployment, disability, payroll, share, capital duty, franchise, withholding, social security, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, alternative minimum, estimated or other assessments or liabilities of any kind whatsoever and denominated by any name whatsoever (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority (whether foreign, national, local, municipal or otherwise) or political subdivision thereof, whether disputed or not, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether imposed by Law, contractual agreement or otherwise), any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, and any Liabilities resulting from imputed underpayments determined under Code Section 6225.

"Tax Return" means returns, reports, estimates, declarations, statements and any other documents of any nature relating to, or required to be filed in connection with, any Taxes (including any elections, declarations, schedules or attachments thereto, and any amendments thereof), including any information return, Claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Sellers, or any of their respective Affiliates.

"Trade Organization" means any industry, trade, certifying or other regulatory organization that is applicable to OPI.

"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

* * *

For purposes of this Agreement, the following terms shall have the meanings set forth in the sections indicated.

Term	Section
Aggregate Cap	5.4(b)
Agreement	Preamble

Term	Section
Anti-Corruption Laws	2.25(b)
Assignment	1.7(a)(iii)
OPI Contract	2.14(a)
Claim Notice	5.5(b)
Closing	1.6
Closing Certificate	1.3(a)
Closing Date	1.6
Company	Preamble
Company Patents	2.10(e)
Company Permits	2.12
Confidential Information	4.3(c)
COVID-19 Law/Laws	2.16(u)
Damages	5.2
Florida Court	6.11(a)
DFARS	2.28(b)
Effective Time	1.6
Employees	2.17(a)
Employment Agreements	1.7(a)(xiv)
Environmental Permit	2.12
FAR	2.28(b)
FCPA	2.25(b)
Financial Statements	2.9(a)
FLSA	2.17(a)
HCERA	2.18(c)
Health Plan	2.18(c)
Healthcare Reform Laws	2.18(c)
Indemnified Party	5.5
Indemnifying Party	5.5
Insurance Policies	2.21(a)
Intended Tax Treatment	4.7(e)
Internet Accounts	2.10(h)
Known Legal Proceedings	2.15
Leased Real Property	2.8(b)
Material Customers	2.20(a)
Material Suppliers	2.20(a)
Multiemployer Plan	2.18(d)
Multiple Employer Plan	2.18(d)
Organizational Documents	2.3
Open Jobs	2.22(b)
Open Job Contracts	2.22(c)
Party/Parties	Preamble
Purchase Price	1.1(a)

Term	Section
Purchased Assets	Preamble
Purchaser	Preamble
Purchaser's Account	1.5(h)
Purchaser Indemnified Parties	5.2
Purchaser Released Parties	4.9(a)
Real Property Lease	2.8(b)
Seller/Seller	Preamble
Sellers Indemnified Parties	5.3
Sellers Releasing Parties	4.9(a)
Sellers' Account	1.2(a)
Sellers' Disclosure Schedules	Article 2
Sellers' Released Claims	4.9(a)
Sellers' Representative	Preamble
Surety Bonds and Agreements	2.27(a)
Tax Claim	4.7(g)
Tax Representation/Tax Representations	4.7(i)
Threshold	5.4(a)
Third-Party Claim	5.5(b)
Transaction Documents	2.2
Transfer Taxes	4.7(a)